Exhibit 10.1

SECOND AMENDED AND RESTATED MULTI-CURRENCY,
MULTI-OPTION CREDIT AGREEMENT

among

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED,

HARMAN HOLDING GMBH & CO. KG,

The Several Lenders
from Time to Time Parties Hereto

J.P. MORGAN SECURITIES INC.,
as Arranger

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

HSBC BANK USA, NATIONAL ASSOCIATION,
BAYERISCHE HYPO – UND VEREINSBANK AG, NEW YORK BRANCH,
and
BANK OF TOKYO – MITSUBISHI UFJ TRUST COMPANY
as Syndication Agents

Dated as of March 31, 2009

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I:	Lenders and Commitments
Schedule II:	Administrative Schedule
Schedule III:	Existing Letters of Credit
Schedule IV:	Issuing Banks
Schedule 6.14:	Subsidiaries
Schedule 9.2:	Existing Indebtedness
Schedule 9.7:	Existing Investments

EXHIBITS

Exhibit A:	Schedule Amendment
Exhibit B:	Form of Competitive Bid Notice
Exhibit C:	Form of Competitive Bid Request
Exhibit D:	Form of Notice of Borrowing
Exhibit E:	Form of Notice of Competitive Advance Loan
Exhibit F:	Form of Notice of Continuation/Conversion
Exhibit G:	Assignment and Acceptance
Exhibit H-1:	Opinion of Wachtell, Lipton, Rosen & Katz (NY Law Matters)
Exhibit H-2:	Opinion of Morris, Nichols, Arsht & Tunnell LLP (DE Law Matters)
Exhibit H-3:	Opinion of General Counsel
Exhibit H-4-i:	Opinion of Jones Day (German Law Matters)
Exhibit H-4-ii:	Opinion of Hengeler Mueller (German Law Matters)
Exhibit H-4-iii	Opinion of McMillan LLP (Canadian Law Matters)
Exhibit I:	Form of Exemption Certificate
Exhibit J:	Form of Tax Confirmation

v

SECOND AMENDED AND RESTATED MULTI-CURRENCY, MULTI-OPTION CREDIT AGREEMENT, dated as of March 31, 2009, among:

(i)             HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”);

(ii)            HARMAN HOLDING GMBH & CO. KG, a company organized under the laws of Germany;

(iii)           the several banks and other financial institutions from time to time parties to this Agreement (each, a “Lender”; and collectively, the “Lenders”);

(iv)           HSBC BANK USA, NATIONAL ASSOCIATION, BAYERISCHE HYPO - UND VEREINSBANK AG, NEW YORK BRANCH, and BANK OF TOKYO - MITSUBISHI UFJ TRUST COMPANY, as the Syndication Agents (the “Syndication Agents”);

(v)            J.P. MORGAN SECURITIES INC., as Arranger (the “Arranger”); and

(vi)           JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (and its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Company is party to that certain Amended and Restated Multi-Currency, Multi-Option Credit Agreement, dated as of June 22, 2006 (the “Existing Credit Agreement”), among the Company, Harman Holding GmbH & Co. KG, as an additional borrower, the several banks and other financial institutions from time to time parties thereto, HSBC Bank USA, National Association, Bayerische Hypo - und Vereinsbank AG, New York Branch and Bank of Tokyo-Mitsubishi Trust Company, as syndication agents, J.P. Morgan Securities Inc., as arranger, and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement to, among other things, (x) permit each Lender to elect to become an Extended Tranche Lender and to convert its Commitment and its outstanding Loans (each as defined in the Existing Credit Agreement) to an Extended Tranche Commitment and Extended Tranche Loans and (y) provide for the Extended Tranche Obligations (as defined below) to be guaranteed and secured as provided herein and in the other Loan Documents; and

WHEREAS, it is the intent of the parties hereto, and the parties hereto agree, that (x) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations or liabilities and (y) this Agreement shall amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that on the date hereof, subject to the satisfaction of the conditions precedent set forth in subsection 7.1 hereof, the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

SECTION 1

DEFINITIONS

1.1.           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1%, (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (d) the Adjusted Eurocurrency Rate for Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the ABR due to a change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“ABR Loans”:  Loans in Dollars bearing interest based upon the ABR.

“Acquisition”:  means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Company or any Subsidiary of all or substantially all of the assets of a Person or of any business or division of a Person or (b) the acquisition by the Company or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person.

“Additional Borrower”:  Harman Holding GmbH & Co. KG, a company organized under the laws of Germany and a Wholly Owned Subsidiary of the Company.

“Additional Borrower Obligations”:  a collective reference to both the Original Tranche Additional Borrower Obligations and the Extended Tranche Additional Borrower Obligations.

“Additional Borrower Percentage”:  as of the Restatement Effective Date, with respect to the Additional Borrower, 66 2/3%; provided, that upon written notice by the Borrowers to the Administrative Agent, such percentage (a) may be increased and/or decreased from time to time and at any time by the Borrowers, and (b) as of the effective date for any such increase or decrease specified by the Borrowers in the applicable notice thereof, shall be the percentage so specified.

“Adjusted Eurocurrency Rate”:  with respect to any Eurocurrency Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Schedule”:  Schedule II to this Agreement, which contains interest rate definitions and administrative information in respect of each Currency and each Class and Type of Loan.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Second Amended and Restated Multi-Currency, Multi-Option Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”:  as defined in subsection 12.8(b).

“Applicable Margin”:  for each day during each Interest Period in respect of (a) any Original Tranche Eurocurrency Loan, the margin per annum set forth below opposite the applicable Ratings category in effect on such day:

Pricing Level (from highest to lowest)	Ratings (S&P/Moody’s)	Applicable Margin (basis points)
1	A- or A3 or higher	37.0
2	BBB+ or Baa1	40.0
3	BBB or Baa2	50.0
4	BBB- or Baa3	60.0
5	BB+ or Ba1	70.0
6	Lower than BB+ or Ba1	90.0

and (b) any Extended Tranche Loan, (i) in the case of an Extended Tranche Eurocurrency Loan, 4.00% per annum and (ii) in the case of an Extended Tranche ABR Loan, 3.00% per annum.

For purposes of clause (a) of the foregoing:  (i) if the Rating issued by Moody’s and the Rating issued by S&P shall fall within different Pricing Levels (but not more than one (1) Pricing Level apart), then the Applicable Margin shall be determined by reference to the higher Pricing Level (e.g., if the Rating issued by S&P is in Pricing Level 1 and the Rating issued by Moody’s is in Pricing Level 2, then the Applicable Margin shall be determined by reference to Pricing Level 1); (ii) if the Rating issued by Moody’s and the Rating issued by S&P shall fall within different Pricing Levels (and by more than one (1) Pricing Level apart), then the Applicable Margin shall be determined by reference to the Pricing Level that is one (1) Pricing Level higher than the lower Pricing Level (e.g., if the Rating issued by S&P is in Pricing Level 1 and the Rating issued by Moody’s is in Pricing Level 4, then the Applicable Margin shall be determined by reference to Pricing Level 3); (iii) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Pricing Level 6; and (iv) if either Moody’s or S&P no longer publishes ratings and the Company and the Administrative Agent cannot agree on another ratings agency to replace Moody’s or S&P, as the case may be, then the Rating issued by Moody’s or the Rating issued by S&P which is still being published, as the case may be, shall be deemed to be the Rating.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage”:  an individual reference to, with respect to the Company, the Company Percentage or, with respect to the Additional Borrower, the Additional Borrower Percentage, but not a collective reference to both the Company Percentage and the Additional Borrower Percentage.

“Application”:  in respect of each Letter of Credit issued by an Issuing Bank, an application, in such form as such Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit.

“Assessment Rate”:  for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) and classified as “well-capitalized” and within supervisory subgroup “A” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Asset Prepayment Percentage”:  with respect to Net Cash Proceeds received after the Restatement Effective Date by or on behalf of the Company, the Additional Borrower or any other Subsidiary in respect of one or more Prepayment Events referred to in clause (a) or (b) of the definition of such term, (i) to the extent such Net Cash Proceeds are received on or prior to the date that is 180 days following the Restatement Effective Date, (x) for the first $20,000,000 of aggregate Net Cash Proceeds received during such period from all such Prepayment Events, 100%, (y) for the next $150,000,000 of aggregate Net Cash Proceeds received during such period from all such Prepayment Events in respect of Dispositions of assets that are determined by the Company in good faith not to be related to core businesses of the Company and its Subsidiaries as conducted on the Restatement Effective Date, 75%, and (z) for all other Net Cash Proceeds received during such period from all such Prepayments Events, 100%; and (ii) to the extent such Net Cash Proceeds are received after the date that is 180 days following the Restatement Effective Date, (x) for the first $50,000,000 of aggregate Net Cash Proceeds received after such date from all such Prepayment Events, 75% and (y) for all subsequent Net Cash Proceeds received after such date from all such Prepayment Events, 100%.

“Assignee”:  as defined in subsection 12.6(c).

“Assignment and Acceptance”:  such Assignment and Acceptance, substantially in the form of Exhibit G hereto, executed and delivered pursuant to subsection 12.6(c).

“Availability”:  as of any date, the aggregate Commitments as of such date minus Exposure outstanding as of such date; provided, however, that Availability as of any date shall be reduced to the extent that the condition to an Extension of Credit set forth in subsection 7.2(c) cannot be satisfied as of such date.

“Available Foreign Currencies”:  euro, Pounds Sterling, Danish Kroner, Japanese Yen, Swedish Krona, Swiss Francs, Hong Kong Dollars, Canadian Dollars, Singapore Dollars, and any other available and freely-convertible foreign currency selected by the Company and approved by the Administrative Agent in the manner described in subsection 12.1(b).

“Average Exchange Rate”:  for purposes of subsection 9.1(b) and the definition of “Liquidity Amount”, as of any date for any foreign currency, the arithmetic average of the rates at which such currency shall have been exchangeable into Dollars (determined in accordance with the immediately succeeding sentence) on the last Business Day of each of the 12 calendar months most recently ended on or prior to such date.  For purposes of this definition, the exchange rate for any foreign currency as of any date shall be determined by reference to the applicable Reuters currency page with respect to such currency at or about 11:00 A.M. London time on such date.  In the event that such rate does not appear on the applicable Reuters currency page, the exchange rate with respect to such foreign currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably determined by the Company.

“Base CD Rate”:  the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  an individual reference to the Company or the Additional Borrower, but not a collective reference to both the Company and the Additional Borrower.

“Borrowers”: a collective reference to both the Company and the Additional Borrower.

“Borrowing Date”:  any Business Day on which a Loan is to be made at the request of a Borrower under this Agreement.

“Business”:  as defined in subsection 6.17.

“Business Day”:  (a) when such term is used in respect of any amounts denominated or to be denominated in (i) any Available Foreign Currency, a London Banking Day which is also a day on which banks are open for general banking business in (x) the city which is the principal financial center of the country of issuance of such Available Foreign Currency, (y) in the case of euro only, Frankfurt am Main, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (z) New York City and (ii) Dollars, (x) in the case of a Eurocurrency Loan, any fundings, disbursements, payments and settlements in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such Eurocurrency Loan, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City, and (y) in the case of an ABR Loan, any fundings, disbursements, payments and settlements in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such ABR Loan, a day other than a Saturday or Sunday on which banks are open for general banking business in New York City, (b) when such term is used for the purpose of determining the date on which the Eurocurrency Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days and (c) when such term is used to describe a day on which a request is to be made to an Issuing Bank for issuance of a Letter of Credit or on which a Letter of Credit is to be issued, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the city in which such Issuing Bank’s Issuing Office is located.

“Canadian Dollars”:  the lawful currency of Canada.

“Capital Expenditures”: for any period, the additions to property, plant and equipment and other capital expenditures of the Company and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Cash Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent made in accordance with subsection 2.5(b), (ii) made by the Company or any Subsidiary as payment of the consideration for a Permitted Business Acquisition, (iii) accounted for as a capital expenditure of the Company or any Subsidiary to the extent that such expenses actually are paid for or have been reimbursed by a third party (excluding the Company or any Subsidiary) and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) and (iv) constituting the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment, in each case in the ordinary course of business.

“Capital Lease Obligations”: the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral Account”: has the meaning set forth in the Collateral Agreement.

“Cash Equivalents”:  (a) marketable direct obligations with maturities of one year or less from the date of acquisition issued by or fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof or (ii) any member state of the European Union; (b) marketable general obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision, agency or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any other foreign government or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, which are rated at least A- by S&P or A-1 by Moody’s; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements having maturities of one year or less from the date of acquisition issued, and money market deposit accounts issued or offered, by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or foreign commercial bank of recognized standing having combined capital and surplus of not less than $100,000,000 or any bank (or the parent company of any such bank) whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-2 or an equivalent rating from another rating agency; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to notes or other securities described in clause (a) of this definition; (f) any notes or other debt securities or instruments issued by any Person, (i) the payment and performance of which is premised upon (A) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of such state, commonwealth or territory or any public instrumentality or agency thereof or any foreign government or (B) loans originated or acquired by any other Person pursuant to a plan or program established by any Governmental Authority that requires the payment of not less than 95% of the outstanding principal amount of such loans to be guaranteed by (1) a specified Governmental Authority or (2) any other Person (provided that all or substantially all of such guarantee payments made by such Person are contractually required to be reimbursed by any other Governmental Authority), (ii) that are rated at least AAA by S&P and Aaa by Moody’s and (iii) which are disposed of by the Company or any Subsidiary within one (1) year after the date of acquisition thereof; (g) shares of money market, mutual or similar funds that (i) invest in assets satisfying the requirements of clauses (a) through (f) (or any of such clauses) of this definition, and (ii) have portfolio assets of at least $1,000,000,000; (h) any other Investment which constitutes a “cash equivalent” under GAAP as in effect from time to time; and (i) any other notes, securities or other instruments or deposit-based products consented to in writing by the Administrative Agent.

“Change of Control”:  (a) an event or series of related events by which (i) any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Investor, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the Company or (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) to any Person; provided, however, that notwithstanding anything to the contrary in this definition, transfer of beneficial ownership of shares held by the Permitted Investor upon the death of the Permitted Investor to the heirs and devisees of the Permitted Investor shall not constitute a Change of Control; or (b) the occurrence of  a “Fundamental Change” (or similar event, however denominated) as defined in the Convertible Notes Documents or any “change of control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, in each case which would enable the holders thereof to require the Company to prepay, repurchase, redeem or defease the Convertible Notes or such other Material Indebtedness prior to its scheduled maturity.

“Charges”: as defined in subsection 12.18.

“Class”: when used in reference to (a) any Loan, refers to whether such Loan is an Original Tranche Loan or Extended Tranche Loan and (b) any Commitment, refers to whether such Commitment is an Original Tranche Commitment or an Extended Tranche Commitment.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Extended Obligations.

“Collateral Agreement”: the Guarantee and Collateral Agreement dated as of March 31, 2009, among the Company, the Additional Borrower, the other Loan Parties and the Administrative Agent, as amended from time to time and together with all supplements thereto.

“Collateral and Guarantee Requirement”: at any time, the requirement that:

(a) the Administrative Agent shall have received:

(i) from the Company and each Domestic Subsidiary that is not a Dormant Subsidiary,

(A) a counterpart of the Collateral Agreement, and, in the case of the Company, the Harman International Guarantee, duly executed and delivered on behalf of such Person or, in the case of any Person that becomes a Domestic Subsidiary that is not a Dormant Subsidiary after the Restatement Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person.

(B) (I) counterparts of a Mortgage with respect to each Mortgaged Property owned by the Company or such Domestic Subsidiary, duly executed and delivered by the record owner of such Mortgaged Property, (II) a marked, signed commitment or pro forma followed by a signed policy of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by subsection 9.3, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (III) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (IV) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, and

(C) with respect to (I) each deposit account maintained by the Company or such Domestic Subsidiary (other than an Excluded Deposit Account) and (II) each securities account maintained by the Company or such Domestic Subsidiary with any securities intermediary, a counterpart, duly executed and delivered by the Company or such Domestic Subsidiary and by the applicable depositary institution or securities intermediary, as the case may be, of a control agreement reasonably acceptable to the Administrative Agent; provided, that the requirements of this subclause (C) shall not be required to be met until the date that is 30 days after the date of this Agreement;

(ii) from each Designated Foreign Subsidiary that is not an Excluded Subsidiary, a counterpart of (A) the Collateral Agreement or, in the case of any Person that becomes a Designated Foreign Subsidiary that is not an Excluded Subsidiary after the Restatement Effective Date, a supplement to the Collateral Agreement in the form specified therein, in each case duly executed and delivered on behalf of such Person, and (B) one or more additional Collateral Documents reasonably acceptable to the Administrative Agent necessary under the laws of the jurisdiction of such Designated Foreign Subsidiary to create and perfect the security interests, and to secure the obligations required to be secured, in accordance with the Collateral Agreement, which additional Collateral Documents, in the case of Harman Becker Automotive Systems GmbH when it is required under Section 8.11(b) to meet the requirements of this definition and any future Designated Foreign Subsidiary organized in Germany that is not an Excluded Subsidiary, will be comparable to those entered into on the Restatement Effective Date by the other Designated Foreign Subsidiaries organized in Germany; and

(iii) documents and opinions of the type referred to in paragraphs (b) and (c) of subsection 7.1 with respect to each such Domestic Subsidiary and Designated Foreign Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent and addressing such other customary matters as the Administrative Agent may reasonably request;

(b) the Administrative Agent shall have received, to the extent required by the Collateral Agreement or any other Collateral Document, certificates or other instruments representing all Capital Stock in any Subsidiary owned by or on behalf of any Loan Party, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Company and each other Subsidiary owing to any Loan Party shall be evidenced by a promissory note (which may be a global intercompany note) and (ii) all such Indebtedness described under clause (i), and all Indebtedness of any other Person in a principal amount of $5,000,000 or more owing to any Loan Party that is evidenced by a promissory note of which a Responsible Officer is aware, shall have been pledged pursuant to the Collateral Documents to the Administrative Agent, and the Administrative Agent shall receive any promissory notes in respect thereof, together with undated instruments of transfer with respect thereto endorsed in blank, to the extent required by the Collateral Agreement or any other Collateral Document;

(d) all documents and instruments, including Uniform Commercial Code financing statements, as are necessary or appropriate, in the Administrative Agent’s reasonable discretion, to create or perfect the Liens intended to be created by the Collateral Documents shall have been filed, registered or recorded, to the extent the applicable Loan Party is required to do so, or delivered to the Administrative Agent for filing, registration or recording; and

(e) to the extent reasonably requested by the Administrative Agent, each Loan Party shall have used commercially reasonable efforts to obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of the Collateral Agreement and all Collateral Documents to which it is a party, the performance of its obligations under the Collateral Agreement and such Collateral Documents and the granting by it of the Liens under such Collateral Documents.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing, after the Restatement Effective Date, the term “Collateral and Guarantee Requirement” shall not require the creation of any new security interest or the provision of any new guarantee that would violate Section 4.08 of the Convertible Notes Indenture.

“Collateral Documents”: the Collateral Agreement, the Foreign Pledge Agreements, the IP Security Agreements, the Mortgages, the Control Agreements and each other agreement, instrument or document executed and delivered by any Loan Party to guarantee or secure any of the Secured Obligations.

“Commercial Letter of Credit”:  as defined in subsection 4.1(b).

“Commitment”:  an Original Tranche Commitment or an Extended Tranche Commitment, as the context may require.

“Commitment Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the amount of such Lender’s Exposure then outstanding constitutes of the aggregate amount of the Exposure of all the Lenders then outstanding).

“Commitment Period”:  the Original Tranche Commitment Period or the Extended Tranche Commitment Period, as the context may require.

“Committed Rate Loan”:  a Loan made pursuant to subsection 2.1(a).

“Commonly Controlled Entity”:  any entity (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code and Section 302 of ERISA, Section 414 of the Code.

“Company Obligations”:  a collective reference to both the Original Tranche Company Obligations and the Extended Tranche Company Obligations.

“Company Percentage”:  as of the Restatement Effective Date, with respect to the Company, 33 1/3%; provided, that upon written notice by the Borrowers to the Administrative Agent, such percentage (a) may be increased and/or decreased from time to time and at any time by the Borrowers, and (b) as of the effective date for any such increase or decrease specified by the Borrowers in the applicable notice thereof, shall be the percentage so specified.

“Company Reinvestment Percentage”:  with respect to Net Cash Proceeds received after the Restatement Effective Date by or on behalf of the Company, the Additional Borrower or any other Subsidiary in respect of one or more Prepayment Events referred to in clause (a) or (b) of the definition of such term, (i) to the extent such Net Cash Proceeds are received on or prior to the date that is 180 days following the Restatement Effective Date, (x) for the first $20,000,000 of aggregate Net Cash Proceeds received during such period from all such Prepayment Events, 100%, (y) for the next $150,000,000 of aggregate Net Cash Proceeds received during such period from all such Prepayment Events during in respect of Dispositions of assets that are not core to the business of the Company and its Subsidiaries as conducted on the Restatement Effective Date, 25%, and (z) for all other Net Cash Proceeds received during such period from all such Prepayments Events, 0%; and (ii) to the extent such Net Cash Proceeds are received after the date that is 180 days following the Restatement Effective Date, (x) for the first $50,000,000 of aggregate Net Cash Proceeds received after such date from all such Prepayment Events, 25% and (y) for all subsequent Net Cash Proceeds received after such date from all such Prepayment Events, 0%.

“Competitive Advance Loan”:  as defined in subsection 3.1.

“Competitive Bid Notice”:  a notice in substantially the form of Exhibit B hereto.

“Competitive Bid Request”:  a notice in substantially the form of Exhibit C hereto.

“Consolidated Current Assets”:  at any date, the sum of (i) 70% of the net book value of the accounts receivable of the Company and its Subsidiaries, plus (ii) 35% of the net book value of the inventory of the Company and its Subsidiaries, plus (iii) Unrestricted Cash, in an amount not to exceed $25,000,000, collectively held by the Company and its Subsidiaries in deposit accounts which are subject to perfected Liens securing the Secured Obligations and are maintained by the Company and its Subsidiaries with one or more Extended Tranche Lenders, in each case as shown on a consolidated balance sheet of the Company as of such date and determined in accordance with GAAP.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period, plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) taxes, (b) interest, (c) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (d) depreciation and amortization, (e) amortization of intangibles (including but not limited to goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on Dispositions outside the ordinary course of business), provided that cash expenses or losses added pursuant to this clause (f) shall be limited to restructuring charges in an aggregate amount not to exceed $100,000,000 for any period of four consecutive fiscal quarters, and (g) any other non-cash charges (excluding any non-cash charge that will result in a cash expenditure in a future period), and minus, to the extent included in determining Consolidated Net Income for such period, (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on Dispositions outside of the ordinary course of business) and (ii) any other non-cash items of income for such period (excluding any non-cash items of income in respect of which cash will be received in a future period).

“Consolidated Net Income”:  for any period, the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”:  at any date, without duplication, the aggregate principal amount of all Indebtedness (including the current portion thereof) of the Company and its consolidated Subsidiaries at such date (but excluding (x) any Indebtedness owing by (A) the Company to any Subsidiary and (B) any Subsidiary to the Company or any other Subsidiary and (y) Guarantee Obligations (except to such extent any amounts are due and payable at such date)), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained, as amended, supplemented or otherwise modified from time to time.

“Convertible Notes”:  the 1.25% Convertible Senior Notes due 2012, issued by the Company on October 23, 2007, and the Indebtedness represented thereby.

“Convertible Notes Documents”:   the Convertible Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Convertible Notes or providing for any Guarantee Obligations or other right in respect thereof.

“Convertible Notes Indenture”:  the Indenture dated as of October 23, 2007, between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, under which the Convertible Notes are issued, as amended, supplemented or otherwise modified from time to time in compliance with this Agreement.

“Currencies”:  the collective reference to Dollars and the Available Foreign Currencies.

“Danish Kroner”:  the lawful currency of Denmark.

“Default”:  any event or condition that upon notice, the lapse of time, or both, would constitute an Event of Default.

“Designated Foreign Subsidiary”: the Additional Borrower and each Subsidiary organized under the laws of Germany or Canada, provided that Harman Becker Automotive Systems GmbH shall not be a Designated Foreign Subsidiary until such time as it shall be required to meet the Collateral and Guarantee Requirement pursuant to subsection 8.11(b).

“Disposition”: as defined in subsection 9.5.

“Disqualified Stock”:  Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition: (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Capital Stock that do not constitute Disqualified Stock) prior to the date that is 180 days after the Extended Tranche Termination Date, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, or is convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock (other than Capital Stock that does not constitute Disqualified Stock), in each case prior to the date that is 180 days after the Extended Tranche Termination Date; provided, however, that Capital Stock that would not constitute Disqualified Stock but for terms thereof giving holders thereof the right to require the issuer thereof to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Stock if any such requirement becomes operative only after repayment in full of all the Obligations (other than contingent indemnification obligations for which no claim has been made), the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Dollar Equivalent Amount”:  with respect to the amount of any Available Foreign Currency on any date, the equivalent amount in Dollars of such amount of Available Foreign Currency, as determined by the Administrative Agent on such date using the Exchange Rate.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Exposure Cap”:  $180,000,000.

“Domestic Loan Party”: the Company or any other Loan Party that is a Domestic Subsidiary.

“Domestic Subsidiary”:  any Subsidiary that is not (x) a Foreign Subsidiary, (y) a Qualified CFC Holding Company (as defined in the Collateral Agreement), or (z) Harman KG Holding, LLC.

“Dormant Subsidiary”:  any Subsidiary that engages in no business or operations and owns substantially no assets.

“EMU”:  Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation”:  the legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, judgments, orders, decrees, enforceable requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case that is applicable to the Company or any of its Subsidiaries.

“Equity Prepayment Percentage”:  50%; provided that, for any date on which the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended for which financial statements have been delivered pursuant to subsection 8.1(a) or (b) is less than 2:00 to 1:00, the “Equity Prepayment Percentage” shall be 0%.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“euro”:  the single currency of Participating Member States of the European Union in accordance with the EMU Legislation.

“Eurocurrency Borrowing”:  the collective reference to Committed Rate Eurocurrency Loans in any Currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Eurocurrency Loan”:  any Loan bearing interest based upon a Eurocurrency Rate.

“Eurocurrency Rate”:  in respect of each Currency, the rate determined as the Eurocurrency Rate for such Currency in the manner set forth in the Administrative Schedule.

“Event of Default”:  any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”:  with respect to any Available Foreign Currency on any date, the rate at which such Available Foreign Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency at or about 11:00 A.M. London time on such date.  In the event that such rate does not appear on the applicable Reuters currency page, the “Exchange Rate” with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market or other market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Available Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may in consultation with the Company use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Deposit Account”:  (a) any deposit account the funds in which are used, in the ordinary course of business, primarily for, and do not at any time exceed amounts reasonably required for, the payment of salaries and wages, workers’ compensation and similar expenses, (b) local operating accounts of Foreign Subsidiaries the funds in which are used, in the ordinary course of business, primarily for, and do not at any time exceed amounts reasonably required for, the working capital requirements of such Subsidiaries and (c) other deposit accounts the daily balances in which do not at any time exceed $22,500,000 in aggregate funds for all such accounts).

“Excluded Subsidiary”:  any Designated Foreign Subsidiary (a) that is prohibited by applicable law from guaranteeing the Extended Tranche Obligations, (b) that is an Immaterial Subsidiary or (c) with respect to which the Administrative Agent, in consultation with the Company, has determined that the cost of providing a guarantee shall be excessive in view of the benefits to be obtained by the Extended Tranche Lenders therefrom.

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of any Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability to comply with subsection 5.5(b) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to subsection 5.5(a), in the case of each of (a), (b) and (c), together with any interest, additions to tax and penalties applicable thereto.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Exposure”:  at any date, the aggregate amount of the Original Tranche Exposure and the Extended Tranche Exposure.

“Extended Tranche Additional Borrower Obligations”:  the unpaid principal of and interest on the Extended Tranche Loans made to the Additional Borrower and all other financial liabilities of the Additional Borrower to the Administrative Agent (other than in respect of Original Tranche Loans) or any Extended Tranche Lender (including, without limitation, interest accruing after the maturity or earlier acceleration of the Extended Tranche Loans to the Additional Borrower and interest accruing on the Extended Tranche Loans at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Additional Borrower, whether or not a claim for post-filing or post petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Extended Tranche Loans made to the Additional Borrower, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Original Tranche Lender) or otherwise.

“Extended Tranche Commitment”:  as to any Extended Tranche Lender, the obligation of such Extended Tranche Lender to make and/or acquire participating interests in Extended Tranche Loans and issue and/or acquire participating interests in Letters of Credit hereunder in an aggregate Dollar Equivalent Amount at any one time outstanding not to exceed the amount set forth opposite such Extended Tranche Lender’s name on Schedule I, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Extended Tranche Commitment Percentage”:  as to any Extended Tranche Lender at any time, the percentage which such Lender’s Extended Tranche Commitment then constitutes of the aggregate Extended Tranche Commitments (or, at any time after the Extended Tranche Commitments shall have expired or terminated, the percentage which the amount of such Lender’s Extended Tranche Exposure then outstanding constitutes of the aggregate amount of the Extended Tranche Exposure of all the Lenders then outstanding).

“Extended Tranche Commitment Period”:  the period from and including the Restatement Effective Date to but not including the Extended Tranche Termination Date or such earlier date on which the Extended Tranche Commitments shall terminate as provided herein.

“Extended Tranche Committed Rate Loan”:  a Committed Rate Loan that is an Extended Tranche Loan; an Extended Tranche Committed Rate Loan bearing interest based upon the ABR shall be an “Extended Tranche Committed Rate ABR Loan”, and an Extended Tranche Committed Rate Loan bearing interest based upon the Eurocurrency Rate shall be an “Extended Tranche Committed Rate Eurocurrency Loan”.

“Extended Tranche Company Obligations”:  the unpaid principal of and interest on the Extended Tranche Loans made to the Company, all Reimbursement Obligations in respect of Letters of Credit owing (x) to any Issuing Bank for which such Issuing Bank shall not have been reimbursed by Lenders or (y) to any Extended Tranche Lender in respect of participations acquired by such Extended Tranche Lender in such Reimbursement Obligations, and all other financial liabilities of the Company to the Administrative Agent (other than in respect of Original Tranche Loans), any Issuing Bank (other than in respect of Reimbursement Obligations reimbursed by Lenders) or any Extended Tranche Lender (including, without limitation, interest accruing at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, the Extended Tranche Loans made to the Company, the Letters of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, any Issuing Bank or any Extended Tranche Lender) or otherwise.

“Extended Tranche Exposure”: at any date, the aggregate Dollar Equivalent Amount of (a) all Extended Tranche Loans then outstanding and (b) the aggregate amount of each Extended Tranche Lender’s Commitment Percentage multiplied by the L/C Obligations then outstanding.

“Extended Tranche Lender”:  a Lender that has elected to become an Extended Tranche Lender and to convert its Commitment and its outstanding Loans (each as defined in the Existing Credit Agreement) to an Extended Tranche Commitment and Extended Tranche Loans pursuant to subsection 1.4.

“Extended Tranche Loan”:  any Loan (a) outstanding on the Restatement Effective Date that has been converted into an Extended Tranche Loan pursuant to subsection 1.4 or (b) made by an Extended Tranche Lender after the Restatement Effective Date pursuant to this Agreement.

“Extended Tranche Obligations”: the Extended Tranche Company Obligations and the Extended Tranche Additional Borrower Obligations.

“Extended Tranche Termination Date”:  December 31, 2011.

“Extensions of Credit”:  the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Facility Fee Rate”:  for each day during each fiscal quarter of the Company, (a) in respect of any Original Tranche Commitments, the rate per annum set forth below opposite the applicable Ratings category in effect during the immediately preceding fiscal quarter:

Pricing Level (from highest to lowest)	Ratings (S&P/Moody’s)	Facility Fee (basis points)
1	A- or A3 or higher	8.0
2	BBB+ or Baa1	10.0
3	BBB or Baa2	12.5
4	BBB- or Baa3	15.0
5	BB+ or Ba1	17.5
6	Lower than BB+ or Ba1	22.5

and (b) in respect of any Extended Tranche Commitments, 1.00% per annum.

For purposes of clause (a) of the foregoing:  (i) if the Rating issued by Moody’s and the Rating issued by S&P shall fall within different Pricing Levels (but not more than one (1) Pricing Level apart), then the Facility Fee shall be determined by reference to the higher Pricing Level (e.g., if the Rating issued by S&P is in Pricing Level 1 and the Rating issued by Moody’s is in Pricing Level 2, then the Facility Fee shall be determined by reference to Pricing Level 1); (ii) if the Rating issued by Moody’s and the Rating issued by S&P shall fall within different Pricing Levels (and by more than one (1) Pricing Level apart), then the Facility Fee shall be determined by reference to the Pricing Level that is one (1) Pricing Level higher than the lower Pricing Level (e.g., if the Rating issued by S&P is in Pricing Level 1 and the Rating issued by Moody’s is in Pricing Level 4, then the Facility Fee shall be determined by reference to Pricing Level 3); (iii) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Pricing Level 6; and (iv) if either Moody’s or S&P no longer publishes ratings and the Company and the Administrative Agent cannot agree on another ratings agency to replace Moody’s or S&P, as the case may be, then the Rating issued by Moody’s or the Rating issued by S&P which is still being published, as the case may be, shall be deemed to be the Rating.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Facility Fee shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Federal Funds Effective Rate”:  for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the letter agreement, dated May 13, 2005, among the Company, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., as amended by the letter agreement, dated June 22, 2006, among the Company, the Additional Borrower, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

“First Restatement Effective Date”:  June 22, 2006.

“Foreign Loan Party”: the Additional Borrower or any other Loan Party that is a Foreign Subsidiary.

“Foreign Pledge Agreement”: a pledge or charge agreement with respect to Capital Stock in a Foreign Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary”: (i) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof, the District of Columbia or any of the territories or possessions of the United States of America or any political subdivision thereof and (ii) any Subsidiary of any Subsidiary described in the foregoing clause (i).

“Funding Office”:  for each Class and Type of Loan and each Currency, the Funding Office set forth in respect thereof in the Administrative Schedule.

“Funding Time”:  for each Class and Type of Loan and each Currency, the Funding Time set forth in respect thereof in the Administrative Schedule.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising applicable executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”:  as to any Person, any obligation, contingent or otherwise of such Person guaranteeing any Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of the guaranteeing Person (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Indebtedness or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable such primary obligor to pay such Indebtedness, (iii) to purchase property, securities or services for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (iv) otherwise to protect the owner of any such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) any liability by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (y) indemnification obligations of the Company or any of its Subsidiaries entered into in the ordinary course of business or (z) obligations of the Company or any of its Subsidiaries under arrangements entered into in the ordinary course of business whereby the Company or such Subsidiary sells goods or inventory to other Persons under agreements obligating the Company or such Subsidiary to repurchase such goods or inventory, at a price not exceeding the original sale price, upon the occurrence of certain specified events.  The amount of any Guarantee Obligation of any guaranteeing Person at any time shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made at such time and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation at such time, unless such Indebtedness and such maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith at such time; provided, however, that for purposes of this definition the liability of the guaranteeing Person with respect to any obligation as to which a third Person or Persons are jointly or jointly and severally liable as a guarantor or otherwise as contemplated hereby and have not defaulted on its or their portions thereof shall be only as to its pro rata portion of such obligation.

“Harman International Guarantee”:  the Guarantee, dated as of June 22, 2006, made by the Company in favor of the Administrative Agent, on behalf of the Lenders, as amended, modified or supplemented from time to time.

“Hedging Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“Hong Kong Dollars”:  the lawful currency of Hong Kong.

“Immaterial Subsidiary”:  any Subsidiary for which (a) the consolidated total assets of such Subsidiary constitute less than or equal to $10,000,000 and, collectively with all Immaterial Subsidiaries, less than or equal to 5% of the consolidated total assets of the Company and (b) the consolidated revenues of such Subsidiary constitute less than or equal to 1% of the consolidated revenues of the Company and, collectively with all Immaterial Subsidiaries, less than or equal to 5% of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to subsection 8.1(a) or (b).

“Indebtedness”:  of any Person at any date, without duplication, all indebtedness of such Person (other than current trade liabilities and indemnification obligations incurred in the ordinary course of business), as reflected on the balance sheet of such Person prepared in accordance with GAAP and all Guarantee Obligations of such Person, except that where such indebtedness or Guarantee Obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any consolidated Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof.

“Initial Closing Date”:  June 28, 2005.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in subsection 6.9.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and (x) in the case of an Original Tranche ABR Loan, the Original Tranche Termination Date and (y) in the case of an Extended Tranche ABR Loan, the Extended Tranche Termination Date, (b) as to any Committed Rate Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Committed Rate Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Competitive Advance Loan, the date or dates agreed upon by the Company and the Lender at the time the terms of such Competitive Advance Loan are determined as provided in Section 3.

“Interest Period”:  with respect to any Committed Rate Eurocurrency Loan:

(i)             initially, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the applicable Borrower of such Loan in its Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, given with respect thereto; and

(ii)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the applicable Borrower of such Loan by a Notice of Continuation with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day,

(2)            if any Original Tranche Committed Rate Loans shall be outstanding, any Interest Period (x) in respect of a Committed Rate Eurocurrency Loan that begins prior to the Original Tranche Termination Date and would otherwise extend beyond the Original Tranche Termination Date shall end on the Original Tranche Termination Date and (y) in respect of an Extended Tranche Committed Rate Eurocurrency Loan that would otherwise extend beyond the Extended Tranche Termination Date shall end on the Extended Tranche Termination Date; and

(3)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments” has the meaning specified in subsection 9.7.

“IP Security Agreements”: has the meaning assigned to such term in the Collateral Agreement.

“ISP”:  the “International Standby Practices 1998” as published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect from time to time).

“Issuing Bank”:  each Lender listed as an Issuing Bank in Schedule IV.

“Issuing Office”:  in respect of each Issuing Bank, the Issuing Office set forth for such Issuing Bank in Schedule IV.

“Japanese Yen”:  the lawful currency of Japan.

“JPMorgan Chase”:  JPMorgan Chase Bank, N.A.

“Judgment Currency”:  as defined in subsection 12.8(b).

“L/C Cash Account”:  a cash collateral account established at the office of an Issuing Bank specified by such Issuing Bank to the Company, in the name of such Issuing Bank, established for the purposes of subsection 4.10.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 4.5(a) and (c) the face amount of each outstanding and accepted Time Draft.

“L/C Participant”:  in respect of each Letter of Credit, each Lender (other than the Issuing Bank in respect of such Letter of Credit) in its capacity as the holder of a participating interest in such Letter of Credit.

“Letter of Credit”:  as defined in subsection 4.1(b)(i).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), title defect, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Liquidity Amount”:  as of any date, the sum of (x) the aggregate Dollar amount of Unrestricted Cash collectively held by the Company and its Subsidiaries as of such date plus (y) Availability as of such date; provided that for purposes of calculating the Liquidity Amount as of any date,  the amount in Dollars of any foreign currency included in the Liquidity Amount shall be determined using the Average Exchange Rate as of such date for such foreign currency.

“Loan”:  any Committed Rate Loan or Competitive Advance Loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Application, the Harman International Guarantee, the Collateral Agreement and the other Collateral Documents.

“Loan Parties”:  the Company, the Additional Borrower and each Subsidiary Loan Party.

“London Banking Day”:  any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Majority Extended Tranche Lenders”: as of any date of determination, Extended Tranche Lenders the Extended Tranche Commitments of which aggregate more than 50% of the aggregate Extended Tranche Commitments as of such date, or, if the Extended Tranche Commitments have expired or terminated, Extended Tranche Lenders the Extended Tranche Exposure of which aggregates more than 50% of the aggregate Extended Tranche Exposure as of such date.

“Majority Lenders”:  at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness”:  Indebtedness (other than Indebtedness under the Loan Documents), or, solely for purposes of clause (e) of Section 10, obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount of $30,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in subsection 12.18.

“Moody’s”:  means Moody’s Investors Services, Inc., or any successor or assignee of the business of such company in the business of rating debt.

“Mortgage”: a mortgage, deed of trust, assignment of leases and rents or other Collateral Document granting a Lien on any Mortgaged Property of any Domestic Loan Party to secure the Secured Obligations, as amended, supplemented or otherwise modified from time to time.  Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property”: each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that has a book or fair market value, as determined in good faith by the Company, of $5,000,000 (or $7,500,000 in the case of any real property located in Canada) or more.

“Multiemployer Plan”:  a plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  with respect to any event (a) the cash proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries to Persons that are not Affiliates of the Company or any Subsidiary, (ii) in the case of a Disposition (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer of the Company) and (iv) in case of any such event occurring in a jurisdiction other than the United States or Germany, the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries that are directly attributable to the repatriation of such cash proceeds into the United States or Germany, but only to the extent the Company and the Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes, including by electing to prepay Loans in such a manner that would result in the lowest possible amount of such taxes.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Taxes”:  as defined in subsection 5.5(a).

“Non-U.S. Lender”:  as defined in subsection 5.5(b).

“Notice of Borrowing”:  with respect to a Loan of any Type in any Currency, a notice in substantially the form of Exhibit D hereto from the applicable Borrower of such Loan in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Borrowing in respect of such Currency and such Type of Loan in the Administrative Schedule.

“Notice of Competitive Advance Loan”:  with respect to each Competitive Advance Loan in any Currency, a notice from the Lender in respect of such Loan in substantially the form of Exhibit E hereto, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Competitive Advance Loan in the Administrative Schedule.

“Notice of Continuation”:  with respect to a Committed Rate Loan in any Currency, a notice in substantially the form of Exhibit F hereto from the applicable Borrower of such Loan in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Continuation in respect of such Currency in the Administrative Schedule.

“Notice of Conversion”:  with respect to a Committed Rate Loan in Dollars which the applicable Borrower of such Loan wishes to convert from a Eurocurrency Loan to an ABR Loan, or from an ABR Loan to a Eurocurrency Loan, as the case may be, a notice in substantially the form of Exhibit F hereto from the applicable Borrower of such Loan setting forth the amount of such Loan to be converted, the date of such conversion (which, in the case of conversions of Eurocurrency Loans to ABR Loans, shall be the last day of an Interest Period applicable to such Eurocurrency Loans) and, in the case of conversions of ABR Loans to Eurocurrency Loans, the length of the initial Interest Period applicable thereto.  Each Notice of Conversion shall be delivered to the Administrative Agent at its address set forth in subsection 12.2 and shall be delivered before 11:00 A.M., New York City time, one Business Day before the requested conversion in the case of conversions to ABR Loans, and before 11:00 A.M., New York City time, three Business Days before the requested conversion in the case of conversions to Eurocurrency Loans.

“Obligations”:  the Extended Tranche Obligations and the Original Tranche Obligations.

“Original Tranche Additional Borrower Obligations”:  the unpaid principal of and interest on the Original Tranche Loans made to the Additional Borrower and all other financial liabilities of the Additional Borrower to the Administrative Agent in respect of Original Tranche Loans or any Original Tranche Lender (including, without limitation, interest accruing after the maturity or earlier acceleration of the Original Tranche Loans to the Additional Borrower and interest accruing on the Original Tranche Loans at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Additional Borrower, whether or not a claim for post-filing or post petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Original Tranche Loans made to the Additional Borrower, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, indemnities, cost, expenses (including, without limitation, all fees and disbursements of counsel to any Original Tranche Lender) or otherwise.

“Original Tranche Commitment”:  as to any Original Tranche Lender, the obligation of such Original Tranche Lender to make and/or acquire participating interests in Original Tranche Loans and/or acquire participating interests in Letters of Credit hereunder in an aggregate Dollar Equivalent Amount at any one time outstanding not to exceed the amount set forth opposite such Original Tranche Lender’s name on Schedule I, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Original Tranche Commitment Percentage”:  as to any Original Tranche Lender at any time, the percentage which such Lender’s Original Tranche Commitment then constitutes of the aggregate Original Tranche Commitments (or, at any time after the Original Tranche Commitments shall have expired or terminated, the percentage which the amount of such Lender’s Original Tranche Exposure then outstanding constitutes of the aggregate amount of the Original Tranche Exposure of all the Lenders then outstanding).

“Original Tranche Commitment Period”:  the period from and including the First Restatement Effective Date to but not including the Original Tranche Termination Date or such earlier date on which the Original Tranche Commitments shall terminate as provided herein.

“Original Tranche Committed Rate Loan”:  a Committed Rate Loan that is an Original Tranche Loan; an Original Tranche Committed Rate Loan bearing interest based upon the ABR shall be an “Original Tranche Committed Rate ABR Loan”, and an Original Tranche Committed Rate Loan bearing interest based upon the Eurocurrency Rate shall be an “Original Tranche Committed Rate Eurocurrency Loan”.

“Original Tranche Company Obligations”:  the unpaid principal of and interest on the Original Tranche Loans made to the Company, all Reimbursement Obligations in respect of Letters of Credit or participations therein that do not constitute Extended Tranche Company Obligations and all other financial liabilities of the Company to the Administrative Agent, any Issuing Bank or any Original Tranche Lender that do not constitute Extended Tranche Company Obligations (including, without limitation, interest accruing at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Original Tranche Loans made to the Company, the Letters of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to any Original Tranche Lender) or otherwise.

“Original Tranche Exposure”: at any date, the aggregate Dollar Equivalent Amount of (a) all Original Tranche Loans then outstanding and (b) the aggregate amount of each Original Tranche Lender’s Commitment Percentage multiplied by the L/C Obligations then outstanding.

“Original Tranche Lender”: a Lender that has not elected to become an Extended Tranche Lender and to convert its Commitment and its outstanding Loans (each as defined in the Existing Credit Agreement) to an Extended Tranche Commitment and Extended Tranche Loans pursuant to subsection 1.4.

“Original Tranche Loan”:  any Loan (a) outstanding on the Restatement Effective Date that has not been converted into an Extended Tranche Loan pursuant to subsection 1.4 or (b) made by any Original Tranche Lender after the Restatement Effective Date pursuant to this Agreement.

“Original Tranche Obligations”: the Original Tranche Company Obligations and the Original Tranche Additional Borrower Obligations.

“Original Tranche Termination Date”:  June 28, 2010.

“Participant”:  as defined in subsection 12.6(b).

“Participating Member States”:  each country that adopts or has adopted the euro as its currency in accordance with EMU Legislation.

“Payment Office”:  for each Class and Type of Loan and each Currency, the Payment Office set forth in respect thereof in the Administrative Schedule.

“Payment Time”:  for each Class and Type of Loan and each Currency, the Payment Time set forth in respect thereof in the Administrative Schedule.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate”:  as defined in the Collateral Agreement.

“Permitted Business Acquisitions”:  Acquisitions pursuant to which :  (i) no Default or Event of Default shall have occurred and be continuing after giving effect to such Acquisition, (ii) such Acquisition shall be consummated in accordance with applicable laws, (iii) 50% of the outstanding Capital Stock or other ownership interests of any acquired or newly formed Person must be owned directly by the Company or a Subsidiary and such Person shall become a Subsidiary hereunder, (iv) the consideration paid therefor consists solely of common stock of the Company (and shall not include any assumption of Indebtedness), and the aggregate consideration paid therefor, together with the aggregate consideration paid for any other such purchase or acquisition consummated after the Restatement Effective Date in reliance on subsection 9.7(d) (including, in each case, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) shall not exceed $50,000,000, provided that the limitations of this clause (iv) shall not apply to any payment of consideration constituting reinvestment of the Net Cash Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” to the extent permitted by subsection 2.5(b), and (v) the Company shall be in compliance, on a pro forma basis, with the financial covenants contained in subsection 9.1 recomputed as at the last day of the most recently ended fiscal quarter of the Company, and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect.

“Permitted Investment Amount”:  (i) in the case of Investments in Foreign Subsidiaries which are not Loan Parties but the Capital Stock of which has been pledged to secure the applicable Secured Obligations, $50,000,000 at any time outstanding, and (ii) in the case of Investments in Subsidiaries which are not Loan Parties, $25,000,000 at any time outstanding.

“Permitted Investor”:  Sidney Harman, Executive Chairman and Chairman of the Board of Directors of the Company on the Initial Closing Date.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling”:  British Pounds Sterling, the lawful currency of the United Kingdom.

“Prepayment Event”:

(a) Disposition (including by way of merger or consolidation) of any asset of the Company or any Subsidiary, including any issuance or sale to a Person other than the Company or any other Subsidiary of Capital Stock in any Subsidiary, pursuant to clause (e) or (l) of subsection 9.5, other than Dispositions resulting in aggregate Net Cash Proceeds not exceeding $5,000,000 during any fiscal year of the Company;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Cash Proceeds of $1,000,000 or more;

(c) any issuance by the Company of any Capital Stock, or the receipt by the Company of any capital contribution, other than (i) any issuance of directors’ qualifying shares or of nominal amounts of other Capital Stock that are required to be held by specified Persons under applicable law and (ii) any issuance of common stock in the Company to management or employees of the Company or any Subsidiary, under any employee stock option or stock purchase plan or employee benefit plan; or

(d) the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by subsection 9.2 (other than subsection 9.2(i)).

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Properties”:  as defined in subsection 6.17(a).

“Quotation Day”:  in respect of the determination of the Eurocurrency Rate for any Interest Period for loans in any Available Foreign Currency (other than the euro), the day which is (i) at least two London Banking Days prior to the first day of such Interest Period and (ii) a day on which banks are open for general banking business in the city which is the principal financial center of the country of such Available Foreign Currency; and the Quotation Day in respect of any Interest Period for the euro is the day which is two Target Operating Days prior to the first day of such Interest Period.

“Ratings”:  the actual senior long-term unsecured non-credit enhanced debt ratings of the Company in effect from time to time by Moody’s or S&P, as the case may be.

“Register”:  as defined in subsection 12.6(d).

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligation”:  in respect of each Letter of Credit, the obligation of the account party thereunder to reimburse the Issuing Bank for all drawings made thereunder in accordance with Section 5 and the Application related to such Letter of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043 of ERISA or in the regulations thereunder with regard to a Plan (excluding those events as to which the thirty (30) day notice period is waived).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any material law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, the president, or the chief financial officer of the Company or the Additional Borrower, as the context may require.

“Restatement Effective Date”:  the date on which the conditions precedent set forth in subsection 7.1 shall be satisfied, which date is March 31, 2009.

“Restricted Payments”:  has the meaning specified in subsection 9.6.

“S&P”:  Standard and Poor’s Ratings Group, a division of McGraw Hill, Inc. or any successor or assignee of the business of such division in the business of rating debt.

“Sale and Lease-Back Transaction”:  as defined in subsection 9.9.

“Schedule Amendment”:  each Schedule Amendment, substantially in the form of Exhibit A hereto, executed and delivered pursuant to subsection 12.1.

“Secured Funded Debt”:  as of any date, the sum of (i) the aggregate Exposure outstanding as of such date and (y) the aggregate principal amount of Secured Other Facility Obligations (as defined in the Collateral Agreement) outstanding as of such date.

“Secured Obligations”: has the meaning set forth in the Collateral Agreement.

“Secured Parties”: has the meaning set forth in the Collateral Agreement.

“Singapore Dollars”:  the lawful currency of Singapore.

“Standby Letter of Credit”:  as defined in subsection 4.1(b).

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt”:  any unsecured Indebtedness of the Company or any other Loan Party (other than Indebtedness outstanding on the Restatement Effective Date and described on Schedule 9.2) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) prior to the 180th day following the Extended Tranche Termination Date and which is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Loan Party”: each Subsidiary that is, or is required under the terms of this Agreement to become, a party to any Collateral Document.  Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Additional Borrower.

“Swedish Krona”:  the lawful currency of Sweden.

“Swiss Francs”:  the lawful currency of Switzerland.

“Target Operating Day”:  any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Tax Confirmation”:  as defined in subsection 5.9(a).

“Three-Month Secondary CD Rate”:  for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Time Draft”:  as defined in subsection 4.9.

“Transferee”:  as defined in subsection 12.6(f).

“Treaty on European Union”:  the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into effect on November 1, 1993), as amended from time to time.

“Type”:  in respect of any Loan, its character as a Committed Rate Loan or Competitive Advance Loan, as the case may be.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended, supplemented or otherwise modified from time to time.

“Unrestricted Cash”: as of any date, unrestricted cash and Cash Equivalents owned by the Company or any Subsidiary and reflected on the consolidated balance sheet of the Company as of such date and not controlled by or subject to any Lien in favor of any creditor (other than Liens created under the Loan Documents and Liens permitted under clause (p) of subsection 9.3), provided that the term “Unrestricted Cash” shall not include cash and Cash Equivalents held in one or more Cash Collateral Accounts pending reinvestment pursuant to subsection 2.5(b); provided, further that the term “Unrestricted Cash” shall include all funds held in any L/C Cash Account.

“Value”:  with respect to any Sale and Lease-Back Transaction, as of any particular time, an amount equal to (a) the fair market value of such property at the time of entering into such Sale and Lease-Back Transaction, as determined in good faith by the Company, (b) divided first by the number of full years of the term of the lease relating to such Sale and Lease-Back Transaction, and (c) then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

“Voting Stock”:  stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary”:  with respect to any Person, a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another Wholly Owned Subsidiary of such Person or any combination thereof.

1.2.           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP(but without giving effect to any election under Statement of Financial Accounting Standards 159 to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein).

(c)           The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  References to Schedules to this Agreement are references to such Schedules as the same may from time to time be amended or otherwise modified in accordance with the terms hereof.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.           Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Tranche Loan”), by Type (e.g., a “Committed Rate Loan”), by applicable interest rate (e.g., a “Eurocurrency Loan”),  by Class and applicable interest rate (e.g., an “Extended Tranche Eurocurrency Loan”), by Type and applicable interest rate (e.g., a “Committed Rate Eurocurrency Loan”), by Class and Type (e.g., an “Extended Tranche Committed Rate Loan”) or by Class, Type and applicable interest rate (e.g., an “Extended Tranche Committed Rate Eurocurrency Loan”).

1.4.           Restatement Effective Date Tranche Elections.  Each Lender shall have the right, by notice delivered to the Administrative Agent on or prior to the Restatement Effective Date, to make an irrevocable election to become an Extended Tranche Lender and to convert its Commitment and its outstanding Loans (each as defined in the Existing Credit Agreement) to an Extended Tranche Commitment and Extended Tranche Loans.  By delivering a notice of such conversion, a Lender will be deemed for all purposes to agree that the provisions of this Agreement applicable to Extended Tranche Lenders will apply to such Lender and its successors and assigns, and that the provisions of this Agreement applicable to Extended Tranche Commitments and Extended Tranche Loans, including  the Extended Tranche Termination Date, will be applicable to its Commitment and its Loans.  Any Lender that shall not so elect on or prior to the Restatement Effective Date to become an Extended Tranche Lender shall for the remaining term of this Agreement be an Original Tranche Lender, with the result that the provisions of this Agreement applicable to Original Tranche Lenders will apply to such Lender and its successors and assigns and the provisions of this Agreement applicable to Original Tranche Commitments and Original Tranche Loans, including  the Original Tranche Termination Date, will be applicable to its Commitment and its Loans.

SECTION 2

THE COMMITTED RATE LOANS

2.1.           Committed Rate Loans.  (a)  Subject to the terms and conditions hereof,

(i)           Each Original Tranche Lender severally agrees to make Original Tranche Committed Rate Loans on a revolving credit basis to each Borrower from time to time during the Original Tranche Commitment Period; provided, that no Original Tranche Committed Rate Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (x) the amount of the Original Tranche Exposure would exceed the aggregate amount of the Original Tranche Commitments or (y) the aggregate Exposure attributable to Loans made to Domestic Loan Parties and to L/C Obligations would exceed the Domestic Exposure Cap.  During the Original Tranche Commitment Period each Borrower may use the Original Tranche Commitments by borrowing, prepaying the Original Tranche Committed Rate Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(ii)           Each Extended Tranche Lender severally agrees to make Extended Tranche Committed Rate Loans on a revolving credit basis to each Borrower from time to time during the Extended Tranche Commitment Period; provided, that no Extended Tranche Committed Rate Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (x) the amount of the Extended Tranche Exposure would exceed the aggregate amount of the Extended Tranche Commitments or (y) the aggregate Exposure attributable to Loans made to Domestic Loan Parties and to L/C Obligations would exceed the Domestic Exposure Cap.  During the Extended Tranche Commitment Period each Borrower may use the Extended Tranche Commitments by borrowing, prepaying the Extended Tranche Committed Rate Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(iii)           Notwithstanding the foregoing, so long as any Original Tranche Commitments shall be in effect, neither Borrower shall borrow Committed Rate Loans of either Class unless it shall simultaneously borrow Committed Rate Loans of the other Class in the same Currency and, in the case of Eurocurrency Loans, with the same initial Interest Period in an aggregate amount such that the Loan made by each Lender on the occasion of such borrowing shall equal its Commitment Percentage of the aggregate amount borrowed.

(b)           The Committed Rate Loans may be made in Dollars or any Available Foreign Currency and may from time to time be (i) Committed Rate Eurocurrency Loans, (ii) in the case of Committed Rate Loans in Dollars only, Committed Rate ABR Loans or (iii) a combination thereof, as determined by the applicable Borrower thereof and set forth in the Notice of Borrowing or Notice of Conversion with respect thereto; provided, that (x) so long as any Original Tranche Commitments remain in effect, no Committed Rate Eurocurrency Loan shall be made during the period beginning on the date that is one month prior to the Original Tranche Termination Date and ending on the Original Tranche Termination Date and (y) no Extended Tranche Committed Rate Eurocurrency Loan shall be made after the day that is one month prior to the Extended Tranche Termination Date.

2.2.           Procedure for Committed Rate Loan Borrowing.  Each Borrower may request the Lenders to make Committed Rate Loans to such Borrower on any Business Day during the applicable Commitment Period by delivering a Notice of Borrowing.  Each borrowing of Committed Rate Loans shall be in an amount equal to (a) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate undrawn amount of the Commitments is less than $1,000,000, such lesser amount) and (b) in the case of Eurocurrency Loans, (i) if in Dollars, $2,000,000 or increments of $500,000 thereafter, and (ii) if in any Available Foreign Currency, an amount in such Available Foreign Currency of which the Dollar Equivalent Amount is at least $2,000,000.  Upon receipt of any such Notice of Borrowing from a Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Subject to the terms and conditions hereof, each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable Borrower requesting such Loan at the Funding Office, and at or prior to the Funding Time, for the Currency of such Loan in funds immediately available to the Administrative Agent; provided, that each Lender has the option of making any portion of each such borrowing available to the Administrative Agent through a branch or affiliate of such Lender.  Such borrowing will then be made available to the applicable Borrower requesting such Loan at the Funding Office, in like funds as received by the Administrative Agent.

2.3.           Repayment of Committed Rate Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Original Tranche Lender on the Original Tranche Termination Date (or such earlier date on which the Original Tranche Loans become due and payable pursuant to Section 10), the then unpaid principal amount of each Original Tranche Committed Rate Loan made by such Original Tranche Lender to such Borrower.  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Extended Tranche Lender on the Extended Tranche Termination Date (or such earlier date on which the Extended Tranche Loans become due and payable pursuant to Section 10), the then unpaid principal amount of each Extended Tranche Committed Rate Loan made by such Extended Tranche Lender to such Borrower.  Except as provided above in this subsection, each repayment of Committed Rate Loans made by a Borrower pursuant to this subsection shall be made ratably between the two Classes of Committed Rate Loans (it being understood that nothing herein shall prohibit or limit the application of proceeds realized from the exercise of remedies under any Collateral Document solely to the Loans of and other obligations owed to the Extended Tranche Lenders).  Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Committed Rate Loans made to such Borrower from time to time outstanding from the Initial Closing Date (with respect to the Company) or the First Restatement Effective Date (with respect to the Additional Borrower), as applicable, until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Committed Rate Loan of such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Committed Rate Loan made hereunder, the Class of each such Committed Rate Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender under the applicable Committed Rate Loans and (iii) the amount of any sum received by the Administrative Agent from each Borrower in respect of the applicable Committed Rate Loans made to such Borrower, and the amount of each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Committed Rate Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.4.           Termination or Reduction of Commitments.  (a) The Borrowers shall have the right, upon not less than four Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided, that so long as any Original Tranche Commitments shall be in effect, the Borrowers shall not terminate or reduce the Commitments of either Class unless they shall simultaneously ratably reduce the Commitments of the other Class.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

(b)           In the event and on each occasion that any Net Cash Proceeds received by or on behalf of the Company, the Additional Borrower or any other Subsidiary in respect of any Prepayment Event are required to be applied to prepay the Loans pursuant to subsection 2.5(b) or (c), the Commitments then in effect shall be reduced permanently, on the day such prepayment of the Loans is required pursuant to subsection 2.5(b) or (c), in an aggregate amount equal to the amount of such required prepayment.  Any such reduction of Commitments shall be made ratably between the Classes of Commitments.

(c)           On the Restatement Effective Date, the aggregate Extended Tranche Commitments of the Extended Tranche Lenders shall be reduced permanently in an aggregate amount equal to $30,000,000.  Such reduction of Extended Tranche Commitments shall be made ratably among the Extended Tranche Lenders according to the respective Extended Tranche Commitment Percentages of the Extended Tranche Lenders.

2.5.           Prepayments.  i)  Each Borrower may, at any time and from time to time, prepay the Committed Rate Loans made to such Borrower, in whole or in part, without premium or penalty, upon at least four Business Days’ irrevocable notice to the Administrative Agent.  Each notice pursuant to the preceding sentence shall specify the date and amount of the applicable prepayment, the Currency of the Committed Rate Loans to be prepaid and whether the prepayment is of Eurocurrency Loans, ABR Loans (in the case of Committed Rate Loans in Dollars) or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 5.6.  Partial prepayments shall be in an aggregate principal amount of at least $1,000,000.

(b)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Company, the Additional Borrower or any other Subsidiary in respect of any Prepayment Event referred to in clause (a) or (b) of the definition of such term, the Company shall, within five Business Days of the day such Net Cash Proceeds are received, prepay Committed Rate Loans in an aggregate amount equal to the Asset Prepayment Percentage of such Net Cash Proceeds; provided that if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Company intends to cause the Net Cash Proceeds from such event (or a portion thereof specified in such certificate) to be reinvested by the Company or any Subsidiary in assets or property useful to the business of the Company or any Subsidiary, or to consummate any Permitted Business Acquisition permitted hereunder, in each case within 180 days (or, in the case of any Prepayment Event referred to in clause (b) of the definition of such term and so long as the Company or any Subsidiary shall be diligently proceeding with the reparation, restoration or replacement of the asset in respect of which such Net Cash Proceeds shall have been received, 365 days or such longer period as the Administrative Agent may agree to be necessary to repair, restore or replace such asset) following receipt of such Net Cash Proceeds, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds from such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 180 day period (or, in the case of any Prepayment Event referred to in clause (b) of the definition of such term, such longer period referred to above), at which time a prepayment shall be required in an amount equal to the Net Cash Proceeds that have not been so applied; provided further, however, that (A) the Company shall not be permitted to make elections pursuant to the immediately preceding proviso with respect to Net Cash Proceeds in excess of an aggregate amount equal to the Company Reinvestment Percentage of such Net Cash Proceeds, (B) to the extent any such Net Cash Proceeds shall be received in respect of assets owned by a Loan Party, such Net Cash Proceeds may be reinvested only in assets owned by a Loan Party, or, in the case of a Permitted Business Acquisition, any Person that shall become a Loan Party upon the consummation thereof, or in any other Subsidiary to the extent permitted by subsection 9.7(f), (C) to the extent any such Net Cash Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Loan Party but the Capital Stock of which constitutes Collateral, such Net Cash Proceeds may be reinvested only in assets owned by a Loan Party (including Capital Stock) or assets owned by a Subsidiary the Capital Stock of which constitutes Collateral, or in any other Subsidiary to the extent permitted by subsection 9.7(f), and (D) pending the reinvestment of, or the prepayment of Loans with, any Net Cash Proceeds under this subsection, such Net Cash Proceeds shall be held in one or more Cash Collateral Accounts.

(c)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Company, the Additional Borrower or any other Subsidiary in respect of any Prepayment Event referred to in clause (c) or (d) of the definition of such term, the Company shall, on the day such Net Cash Proceeds are received, prepay Committed Rate Loans in an aggregate amount equal to (x) in the case of any Prepayment Event referred to in clause (c) of the definition of such term, the Equity Prepayment Percentage of such Net Cash Proceeds and (y) in the case of any Prepayment Event referred to in clause (d) of the definition of such term, 100% of such Net Cash Proceeds.

(d)           Notwithstanding the foregoing, so long as any Original Tranche Loans shall be outstanding, the Borrowers shall not prepay the Loans of either Class under this Section unless they shall simultaneously ratably prepay the corresponding Loans of the other Class.

2.6.           Conversion and Continuation Options.  (a)  By giving a Notice of Conversion, each Borrower may elect from time to time (i) to convert such Borrower’s Eurocurrency Loans in Dollars to ABR Loans or (ii) to convert such Borrower’s ABR Loans to Eurocurrency Loans in Dollars; provided, that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  Upon receipt of any Notice of Conversion the Administrative Agent shall promptly notify each Lender thereof.  All or any part of Eurocurrency Loans outstanding in Dollars or ABR Loans may be converted as provided in herein, provided that (i) no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate, (ii) so long as any Original Tranche Loans remain outstanding, no Committed Rate ABR Loan may be converted into a Committed Rate Eurocurrency Loan during the period beginning on the date that is one month prior to the Original Tranche Termination Date and ending on the Original Tranche Termination Date and (iii) no Extended Tranche ABR Loan may be converted into an Extended Tranche Eurocurrency Loan after the date that is one month prior to the Extended Tranche Termination Date.

(b)           By giving a Notice of Continuation, each Borrower may continue any of its Eurocurrency Loans as Eurocurrency Loans in the same Currency for additional Interest Periods.

(c)           Each Borrower may convert Committed Rate Loans outstanding in one Currency to Committed Rate Loans of a different Currency by repaying such Loans in the first Currency and borrowing Loans of such different Currency in accordance with the applicable provisions of this Agreement.

(d)           If a Borrower shall fail to timely give a Notice of Continuation or a Notice of Conversion in respect of any of such Borrower’s Eurocurrency Loans with respect to which an Interest Period is expiring, such Eurocurrency Loans shall become due and payable on the last day of such expiring Interest Period; provided, that the Company may, in accordance with and subject to the terms and conditions of this Agreement, refinance such maturing Eurocurrency Loans on such maturity date with Competitive Advance Loans.

(e)           Notwithstanding the foregoing, so long as any Original Tranche Loans shall be outstanding, the Borrowers shall not convert Loans of either Class under this Section unless they shall simultaneously ratably convert the corresponding Loans of the other Class.

2.7.           Minimum Amounts of Tranches.  All borrowings, conversions and continuations of Committed Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising (i) each Eurocurrency Borrowing in Dollars shall be not less than $2,000,000 and (ii) each Eurocurrency Borrowing in any Available Foreign Currency shall be not less than the Dollar Equivalent Amount in such Currency of $2,000,000.

2.8.           Interest Rates and Payment Dates for Committed Rate Loans.  (a)  Each Committed Rate Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin.

(b)           (i) Each Original Tranche Committed Rate ABR Loan shall bear interest at a rate per annum equal to the ABR, and (ii) each Extended Tranche Committed Rate ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)            If all or a portion of (i) the principal amount of any Committed Rate Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, the rate described in paragraph (a) or (b) of this subsection, as applicable, plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest on Committed Rate Loans shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

2.9.           Inability to Determine Interest Rate.  If on or prior to the Quotation Day for any Interest Period in respect of any Eurocurrency Loan in any Currency:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, the Administrative Agent cannot ascertain the Eurocurrency Rate in accordance with this Agreement for such affected Currency or such affected Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Lenders that the Eurocurrency Rate determined or to be determined for such affected Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Committed Rate Loans during such affected Interest Period,

(c)           the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurocurrency Loans requested to be made in such affected Currency on the first day of such affected Interest Period shall be made as ABR Loans in Dollars in a Dollar Equivalent Amount, (y) any Committed Rate Loans that were to have been converted on the first day of such affected Interest Period from ABR Loans, to Eurocurrency Loans in such affected Currency, shall be continued as ABR Loans and (z) any Eurocurrency Loans in such affected Currency that were to have been continued as such shall be converted, on the first day of such Interest Period, to ABR Loans in Dollars in a Dollar Equivalent Amount.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans in such affected Currency shall be made or continued as such.

2.10.         Substitution of Euro for National Currency.  If any Available Foreign Currency is replaced by the euro, unless otherwise agreed by the Company, the Administrative Agent and the Lenders, the euro may be tendered in satisfaction of any obligation denominated in such Available Foreign Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the euro. No replacement of an Available Foreign Currency by the euro shall discharge, excuse or otherwise affect the performance of any obligation of the Company under this Agreement.

2.11.         Unavailability of Available Foreign Currency.  If on any Quotation Day (a) a Lender notifies the Administrative Agent that the Available Foreign Currency requested is not readily available to it in the amount required or (b) a Lender notifies the Administrative Agent that compliance with its obligation to participate in a Loan in the proposed Available Foreign Currency would contravene a law or regulation applicable to it, the Administrative Agent will give notice to the relevant Borrower to that effect by 12:00 Noon, New York time, on that day.  In this event, any Lender that gives notice pursuant to this subsection will be required to participate in the Loan in Dollars (in an amount equal to the Dollar Equivalent Amount) and its participation will be treated as a separate Loan denominated in Dollars during that Interest Period.

2.12.         Separate Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon and after the First Restatement Effective Date, the parties hereto acknowledge and agree that (a) at no time and in no circumstances shall the Additional Borrower be liable for any Company Obligations or any other indebtedness, liabilities or obligations of the Company hereunder or under any other Loan Documents, whether incurred by the Company before, on or after the First Restatement Effective Date, and the Additional Borrower’s joinder hereto as a borrower does not constitute a guarantee by the Additional Borrower of any Company Obligations or any such other indebtedness, liabilities or obligations of the Company hereunder or under any other Loan Documents, and (b) with respect to any borrowing by either of the Company or the Additional Borrower of any Loans hereunder, such Loans are for the applicable requesting Borrower’s own account, and such Loans and such Borrower’s other obligations hereunder are obligations of such Borrower and do not constitute joint and several obligations of both Borrowers (it being understood, however, that the obligations of the Additional Borrower under the Loan Documents are guaranteed by, and secured by assets of, the Company and the other Loan Parties as and to the extent provided in the Collateral Documents).

SECTION 3

THE COMPETITIVE ADVANCE LOANS

3.1.           Competitive Advance Loans.  (a)  Subject to the terms and conditions hereof, the Company may, at any time and from time to time during the applicable Commitment Period, request one or more Lenders to offer bids, and any such Lender may, in its sole discretion, offer such bids, to make competitive advance loans (“Competitive Advance Loans”) to the Company on the terms and conditions set forth in such bids.  Each Competitive Advance Loan shall bear interest at the rates, pay interest and principal on the dates, and shall mature on the date, agreed between the Company and Lender at the time such Competitive Advance Loan is made; provided, that (i) each Competitive Advance Loan shall mature not earlier than 1 day and not later than 180 days, after the date such Competitive Advance Loan is made, (ii) no Competitive Advance Loan made by an Original Tranche Lender shall mature after the Original Tranche Termination Date and (iii) no Competitive Advance Loan made by an Extended Tranche Lender shall mature after the Extended Tranche Termination Date.  During the applicable Commitment Period the Company may accept bids from Lenders from time to time for Competitive Advance Loans, and borrow and repay Competitive Advance Loans, all in accordance with the terms and conditions hereof; provided, that no Competitive Advance Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (x) the aggregate amount of the Original Tranche Exposure would exceed the aggregate amount of the Original Tranche Commitments or (y) the aggregate amount of the Extended Tranche Exposure would exceed the aggregate amount of the Extended Tranche Commitments; and provided further that the aggregate amount of Competitive Advance Loans of the Company at any time outstanding shall not exceed $25,000,000.  Subject to the foregoing, any Lender may, in its sole discretion, make Competitive Advance Loans in an aggregate outstanding amount exceeding the amount of such Lender’s Commitment.

(b)           The Competitive Advance Loans may be made in Dollars or any Available Foreign Currency, as agreed between the Company and Lender in respect thereof at the time such Competitive Advance Loan is made.

3.2.           Procedure for Competitive Advance Loan Borrowing.  i)  The Company may request one or more Lenders to make bids to make Committed Rate Loans in such manner and at such time as shall be agreed by the Company and such Lenders by delivering Competitive Bid Requests to such Lender or Lenders.  The proceeds of each Competitive Advance Loan will be made available to the Company in respect thereof in the manner agreed between the Company and the relevant Lender at the time such Competitive Advance Loan is made.  The Lender designated in any such Competitive Bid Request may (but shall have no obligation to) make one or more competitive bids to the Company in response to a Competitive Bid Request by delivering a Competitive Bid Notice to the Company.

(b)           Each Lender that makes a Competitive Advance Loan shall deliver a Notice of Competitive Advance Loan to the Administrative Agent on the Thursday (or, if such Thursday is not a Business Day, on the next Business Day following such Thursday) immediately following the making of such Competitive Advance Loan.

3.3.           Repayment of Competitive Advance Loans; Evidence of Debt.  (a)  The Company hereby unconditionally promises to pay to the Lender that made such Competitive Advance Loan on the maturity date, as agreed by the Company and Lender at the time such Competitive Advance Loan is made (or such earlier date on which all the Loans become due and payable pursuant to Section 10), the then unpaid principal amount of such Competitive Advance Loan.  The Company hereby further agrees to pay interest on the unpaid principal amount of the Competitive Advance Loans made by any Lender from time to time outstanding from the date thereof until payment in full thereof at the rates, and on the dates, agreed by the Company and Lender at the time such Competitive Advance Loan is made.  All payments in respect of Competitive Advance Loans shall be made by the Company to its Competitive Advance Loan Lender at the address separately agreed to between the Company and such Competitive Advance Loan Lender.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Competitive Advance Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time in respect of Competitive Advance Loans.  The entries made in the accounts of each Lender maintained pursuant to this subsection 3.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded, absent manifest error; provided, however, that the failure of any Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Competitive Advance Loans made to the Company by such Lender in accordance with the terms of this Agreement.

3.4.           Prepayments.  Unless otherwise agreed by the Lender making a Competitive Advance Loan in any Notice of Competitive Advance Loan, such Competitive Advance Loan may not be optionally prepaid prior to the scheduled maturity date thereof.

SECTION 4

THE LETTERS OF CREDIT

4.1.           L/C Commitment.  i)  Subject to the terms and conditions hereof, each Issuing Bank agrees to issue or amend letters of credit (including Letters of Credit payable by acceptance of a Time Draft as described in subsection 4.9) (“Letters of Credit”, which shall include the existing letters of credit specified on Schedule III which shall be continued and be deemed Letters of Credit issued and outstanding hereunder) for the account of the Company on any Business Day during the Extended Tranche Commitment Period in such form as shall be reasonably acceptable to such Issuing Bank; provided, that no Letter of Credit shall be issued or amended if, after giving effect thereto (i) the aggregate amount of the Exposure would exceed the aggregate amount of the Commitments, (ii) the aggregate amount of the Original Tranche Exposure would exceed the aggregate amount of the Original Tranche Commitments, (iii) the aggregate amount of the Extended Tranche Exposure would exceed the aggregate amount of the Extended Tranche Commitments, (iv) the sum of the aggregate outstanding amount of the Extended Tranche Loans and the aggregate amount of L/C Obligations attributable to Letters of Credit expiring after the Original Tranche Termination Date would exceed the aggregate amount of the Extended Tranche Commitments, (v) the aggregate amount of the L/C Obligations would exceed $50,000,000 or (vi) the aggregate amount of L/C Obligations in respect of Standby Letters of Credit would exceed $10,000,000.

(b)           Each Letter of Credit shall:

(i)           be denominated in Dollars or an Available Foreign Currency and shall be either (A) a standby letter of credit issued to support any obligations of the Company or any Subsidiary, contingent or otherwise (a “Standby Letter of Credit”) or (B) a commercial letter of credit issued in respect of the purchase of goods and services in the ordinary course of business of the Company and its Subsidiaries (a “Commercial Letter of Credit”; together with the Standby Letters of Credit, the “Letters of Credit”) and,

(ii)           expire no later than the earlier of (A) one year after its date of issuance and (B) five (5) Business Days prior to the Extended Tranche Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (B) above).

(c)           No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would cause such Issuing Bank or any Lender to violate any applicable Requirement of Law.

4.2.           Procedure for Issuance of Letters of Credit under this Agreement.  The Company may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its Issuing Office an Application therefor, completed to the satisfaction of the Issuing Bank, and such other documents required in connection therewith as such Issuing Bank may reasonably request.  Upon receipt by an Issuing Bank of any Application, such Issuing Bank will process such Application and any other documents delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other documents required in connection therewith by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Company.  Such Issuing Bank shall promptly (and in no event later than the Business Day following its issuance of any Letter of Credit) advise the Administrative Agent of the terms of such Letter of Credit (or provide the Administrative Agent with a copy of such Letter of Credit), and each Lender shall be entitled to receive from the Administrative Agent, following such Lender’s request therefor, any documents so provided to the Administrative Agent.

4.3.           Fees, Commissions and Other Charges.  i)  The Company shall pay to the Administrative Agent, for the account of the Original Tranche Lenders and the Extended Tranche Lenders (including the Issuing Bank) in Dollars pro rata according to their Original Tranche Commitment Percentages or Extended Tranche Commitment Percentages, as the case may be, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to (i) in the case of each Original Tranche Lender, the then Applicable Margin for Original Tranche Eurocurrency Loans and (ii) in the case of each Extended Tranche Lender, the then Applicable Margin for Extended Tranche Eurocurrency Loans, in each case on the Lenders’ respective Commitment Percentages of the daily average amount available to be drawn under such Letter of Credit.  Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of such Letter of Credit and on the expiration date of such Letter of Credit and shall be nonrefundable.  In addition to the foregoing fees, the Company shall pay to each Issuing Bank for its own account in Dollars a fronting fee of 0.125% per annum on the aggregate undrawn and unexpired amount of all outstanding Letters of Credit issued by such Issuing Bank.  Such fronting fees shall be payable in arrears on the last Business Day of each March, June, September and December shall be nonrefundable.

(b)           In addition to the foregoing fees and commissions, the Company shall pay or reimburse the relevant Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering such Letter of Credit.

(c)           The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

4.4.           L/C Participations.  (a)  Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Bank’s obligations and rights under each Letter of Credit issued by such Issuing Bank hereunder in an amount equal to the product of such L/C Participant’s Commitment Percentage times the amount of each draft paid by such Issuing Bank thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s Issuing Office an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to subsection 4.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank on the date such payment is due from such L/C Participant, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) (A) in the case of any such payment obligation denominated in Dollars, the Federal Funds Effective Rate or (B) in the case of any such payment obligation denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by such Issuing Bank, in each case during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 4.4(a) is not made available to such Issuing Bank by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of an Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank on demand the portion thereof previously distributed by such Issuing Bank to it.

(d)           Each L/C Participant’s obligation to purchase participating interests pursuant to subsection 4.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or the Company may have against any Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VII; (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary; (iv) any breach of this Agreement or any other Loan Document by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

4.5.           Reimbursement Obligation of the Company.  (a)  The Company agrees to reimburse each Issuing Bank in respect of any Letter of Credit issued by such Issuing Bank on the Business Day next succeeding the Business Day on which such Issuing Bank notifies the Company of the date and amount of a draft presented under such Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Bank in connection with such payment.  Each such payment shall be made to such Issuing Bank at its Issuing Office in the Currency in which payment of such draft was made and in immediately available funds.

(b)           Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts are required to be paid by the Issuing Bank until payment in full at the ABR then in effect plus (i) to the extent Original Tranche Lenders have purchased or could be required to purchase participating interests in such amounts pursuant to subsection 4.4, 0% and (ii) to the extent Extended Tranche Lenders have purchased or could be required to purchase participating interests in such amounts pursuant to subsection 4.4, the Applicable Margin for Extended Tranche ABR Loans then in effect, in each case until the third (3rd) Business Day next succeeding the date of the relevant notice and thereafter at the rates provided for above in this paragraph plus 2% per annum.

4.6.           Obligations Absolute.  (a)  The obligations of the Company under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against any Issuing Bank or any beneficiary of a Letter of Credit.

(b)           The Company also agrees with each Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank that such Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under subsection 4.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by such Issuing Bank shall not have constituted gross negligence or willful misconduct of such Issuing Bank or (ii) any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.

(c)           The Issuing Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct.

(d)           The Company agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs (with respect to any commercial Letter of Credit) or the ISP (with respect to any Standby Letter of Credit), shall be binding on the Company and shall not result in any liability of such Issuing Bank to the Company.

4.7.           Letter of Credit Payments.  If any draft shall be presented for payment to an Issuing Bank under any Letter of Credit, such Issuing Bank shall promptly notify the Company of the date and amount thereof.  The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in compliance with such Letter of Credit.

4.8.           Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.

4.9.           Issuance of Letters of Credit Priority for Acceptance of Time Drafts.  Notwithstanding anything to the contrary contained in this Section 4, at any time when the Convertible Notes Indenture shall have been amended to eliminate Section 4.08 thereof  or to modify such Section 4.08 to permit the incurrence of Indebtedness (as defined therein) under this Agreement in an amount at least equal to the aggregate Commitments, the Company may request that any Letter of Credit permit drawings thereunder to be by means of acceptance by the Issuing Bank of a time draft (a “Time Draft”) rather than by payment of a sight draft.  Each Time Draft shall (in addition to satisfying all of the provisions set forth in this Section 4, except to the extent such provisions conflict with the provisions in this subsection 4.9 (in which case this subsection 4.9 shall be controlling)) expire no later than the earliest of (i) 90 days following the acceptance of such Time Draft by the related Issuing Bank, (ii) 5 Business Days prior to the Extended Tranche Termination Date and (iii) 180 days after the issuance of the Commercial Letter of Credit pursuant to which such Time Draft is made.  Notwithstanding anything to the contrary in this Agreement:

(a)           in calculating the outstanding amount of L/C Obligations for purpose of determining the amount of the Commitments available for usage as Letters of Credit under subsection 4.1(a), the face amount of each outstanding and accepted Time Draft shall be deemed to constitute L/C Obligations;

(b)           in calculating the undrawn face amount of any Letter of Credit for purposes of determining the amount of Letter of Credit commission payable pursuant to subsection 4.3(a), each Letter of Credit under which a Time Draft has been issued and accepted shall be deemed undrawn to the extent of the face amount of such Time Draft until such Time Draft has been paid; and

(c)           each L/C Participant shall be deemed to have an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Bank’s rights and obligations under any Time Draft accepted by such Issuing Bank under any Letter of Credit.

4.10.         L/C Cash Accounts.  Notwithstanding anything to the contrary in this Section 4, until the Convertible Notes Indenture shall have been amended to eliminate Section 4.08 thereof or to modify such Section 4.08 to permit the incurrence of Indebtedness (as defined therein) under this Agreement in an amount at least equal to the aggregate Commitments, regardless of whether the ratio test in such Section 4.08 is met, the Company will (a) arrange to have funds on deposit in an L/C Cash Account with each Issuing Bank in an aggregate amount at all times sufficient to pay (i) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit issued by such Issuing Bank and (ii) the face amount of each outstanding Time Draft accepted by such Issuing Bank and (b) provide irrevocable instructions to each Issuing Bank to make payments in respect of drawings under such Letters of Credit and Time Drafts from the funds on deposit in the applicable L/C Cash Account.

SECTION 5

CERTAIN PROVISIONS APPLICABLE TO THE LOANS AND LETTERS OF CREDIT

5.1.           Facility Fee.  (a)  Each Borrower agrees to pay to the Administrative Agent (i) for the account of each Original Tranche Lender such Borrower’s Applicable Percentage of a facility fee for the period from and including the First Restatement Effective Date to, but excluding, the Original Tranche Termination Date or such earlier date on which the Original Tranche Commitments shall terminate as provided herein, computed at the applicable Facility Fee Rate in effect from time to time on the average daily amount of the Original Tranche Commitment (used and unused) of such Original Tranche Lender during the period for which payment is made (or after the Original Tranche Termination Date on the average daily amount of the Exposure of such Original Tranche Lender), payable quarterly in arrears on the last day of each March, June, September and December and on the Original Tranche Termination Date or such earlier date on which the Original Tranche Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the First Restatement Effective Date; and (ii) for the account of each Extended Tranche Lender such Borrower’s Applicable Percentage of a facility fee for the period from and including the Restatement Effective Date to, but excluding, the Extended Tranche Termination Date or such earlier date on which the Extended Tranche Commitments shall terminate as provided herein, computed at the applicable Facility Fee Rate in effect from time to time on the average daily amount of the Extended Tranche Commitment (used and unused) of such Extended Tranche Lender during the period for which payment is made (or after the Extended Tranche Termination Date on the average daily amount of the Exposure of such Extended Tranche Lender), payable quarterly in arrears on the last day of each March, June, September and December and on the Extended Tranche Termination Date or such earlier date on which the Extended Tranche Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Restatement Effective Date.

(b)           Each Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Lenders, the fees specified in, and in the amounts and on the dates set forth in, the Fee Letter required to be paid by such Borrower thereunder.

5.2.           Computation of Interest and Fees.  (a)  Facility fees and, whenever it is calculated on the basis of the Prime Rate, interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Letter of Credit commissions shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurocurrency Rate.  Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any Eurocurrency Rate.

5.3.           Pro Rata Treatment and Payments.  (a)  Each borrowing by a Borrower of Committed Rate Loans and, except as provided in subsection 2.4(c), any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Each payment by a Borrower on account of its Applicable Percentage of (i) any facility fee hereunder payable to the Original Tranche Lenders shall be made pro rata among the Original Tranche Lenders according to the respective Original Tranche Commitment Percentages of the Original Tranche Lenders, and (ii) any facility fee hereunder payable to the Extended Tranche Lenders shall be made pro rata among the Extended Tranche Lenders according to the respective Extended Tranche Commitment Percentages of the Extended Tranche Lenders.  Except as provided in subsection 2.3(a) and for payments received by the Secured Parties out of proceeds realized from the exercise of remedies under the Collateral Documents, each payment (including each prepayment) by a Borrower on account of principal of and interest on any Committed Rate Loans shall be made pro rata according to the respective outstanding principal amounts of the Committed Rate Loans of such Borrower then due and owing to the Lenders.  All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set off or counterclaim.  All payments in respect of Committed Rate Loans in any Currency shall be made in such Currency and in immediately available funds at the Payment Office, and at or prior to the Payment Time, for such Type of Loans and such Currency, on the due date thereof.  The Administrative Agent shall distribute to the Lenders any payments received by the Administrative Agent promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date in respect of Committed Rate Loans that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower requesting such Loan a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (A) in the case of any such Committed Rate Loans denominated in Dollars, the daily average Federal funds rate, as quoted by the Administrative Agent, or (B) in the case of any Committed Rate Loans denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Class of Committed Rate Loans in such Currency hereunder, on demand, from the applicable Borrower of such Loan.

5.4.           Requirements of Law.  (a)  If after the First Restatement Effective Date the adoption of or any change in any Requirement of Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by any Lender with any request or directive (whether or not having the force of law) applicable generally in the jurisdiction of such Lender to banking institutions of the same type as such Lender

(i)           shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurocurrency Loan made by it to a Borrower or any Extension of Credit to a Borrower, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 5.5 (whether or not any additional amount is payable by a Borrower thereunder) and the imposition of, or any change in the rate or other basis of, any Excluded Tax payable by such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits with or for the account of, or advances, loans or other extensions of credit by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate; or

(iii)           shall impose on such Lender any other condition affecting Eurocurrency Loans made by such Lender to a Borrower, or Extensions of Credit by such Lender to a Borrower;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans to a Borrower or issuing for or participating in Letters of Credit of the Company or to reduce any amount receivable hereunder in respect thereof, and such Lender has no reasonable means (as it shall determine in its sole discretion acting in good faith) to avoid such costs or reductions, then, in any such case, the applicable Borrower of such Loan or, in the case of the Company, with respect to such Letter of Credit shall promptly pay such Lender following receipt of a certificate of such Lender in accordance with subsection 5.4(c) such additional amount or amounts as will compensate such Lender for such increased cost or reduction suffered.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) made subsequent to the First Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, each Borrower shall promptly pay to such Lender following receipt of a certificate of such Lender in accordance with subsection 5.4(c) its Applicable Percentage of such additional amount or amounts as will compensate such Lender for any such reduction suffered.  Notwithstanding any other provision in this paragraph (b), no Lender shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not then be the general practice of such Lender or such corporation to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(c)           A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or such corporation as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in detail comparable to the detail set forth in Certificates delivered to such Lender in similar circumstances under comparable provisions of other comparable credit agreements, shall be delivered to the Borrowers and shall be conclusive absent manifest error.  Each Borrower, as required by paragraph (a) or (b) above, shall pay each Lender the amount shown as due on any such certificate delivered to it within ten (10) days after its receipt of the same.

(d)           Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except that no Lender shall be entitled to compensation under this subsection 5.4 for any such costs incurred or any such reduction suffered with respect to any date unless such Lender shall have notified the Borrowers that it will demand compensation for such costs or reductions under paragraph (c) above, not more than six months after the later of (i) such date and (ii) the date on which such Lender as applicable, shall have become aware of such costs or reductions.  The protection of this subsection 5.4 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

(e)           The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5.           Taxes.  (a)  All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than Excluded Taxes).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (together with any interest, additions to tax and penalties applicable thereto, “Non-Excluded Taxes”) are required to be withheld from any amounts payable by a Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  Whenever any Non-Excluded Taxes are payable by a Borrower, such Borrower shall timely pay such Non-Excluded Taxes and shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If the applicable Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  Notwithstanding the foregoing, each Borrower shall not be required to make any payments in respect of Non-Excluded Taxes to any Lender that has changed the Funding Office at which it maintains the Extensions of Credit to which such Non-Excluded Taxes relate (other than any such change in Funding Office made by such Lender pursuant to subsection 5.7 to avoid or minimize the application or effects of subsection 5.4 or 5.5) in an amount greater than such Borrower would have been required to pay pursuant to this subsection 5.5 if no such change in Funding Office had occurred.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company and any other relevant Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, any other relevant Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that (except in the case of taxes imposed by the United States that are in effect as of the date hereof) such Lender has received written notice from a Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.  In addition, any Lender, if requested by the Company, any other relevant Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company, any other relevant Borrower or the Administrative Agent as will enable the Company, any other relevant Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, provided such Lender is legally able to do so and provided that (except in the case of taxes imposed by the United States that are in effect as of the date hereof) such Lender has received written notice from a Borrower advising it of the availability of any exemption from such backup withholding or information reporting requirements and supplying all applicable documentation.

Without limiting the generality of the foregoing, each Lender that is not incorporated, created or organized under the laws of the United States of America or a state or political subdivision thereof (a “Non-U.S. Lender”) shall:

(i)           deliver to the Company and the Administrative Agent (A) two duly completed copies of either United States Internal Revenue Service Form W-8BEN (with respect to entitlement to treaty benefits) or W-8ECI, or successor applicable form, as applicable, (B) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholdings tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit I hereto and a Form W-8BEN, and (C) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; or applicable successor form, in each case, demonstrating such Non-U.S. Lender’s entitlement to a complete exemption from U.S. Federal withholding tax on all payments by the Company under this Agreement,

(ii)           deliver to the Company and the Administrative Agent two further current copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(iii)           obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent of the legal basis therefor.  Each Person that shall become a Lender or a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)           The parties hereto agree that (i) this Agreement, which amends and restates the Existing Credit Agreement, is a “significant modification” (within the meaning of Section 1.1001-3 of the U.S. Treasury Regulations) of the outstanding Committed Rate ABR Loans and the outstanding Committed Rate Eurocurrency Loans for such Lenders that elect to convert such outstanding Loans to the Extended Tranche Committed Rate ABR Loans and the Extended Tranche Committed Rate Eurocurrency Loans, and (ii) the “issue price” (as defined in Section 1273(b) of the Code) of the Extended Tranche Committed Rate ABR Loans and the Extended Tranche Committed Rate Eurocurrency Loans is, in each case, equal to such Loan’s “stated redemption price at maturity” (as defined in Section 1273(a)(2) of the Code).  The parties hereto agree not to take any position with a Governmental Authority that is inconsistent with the treatment described in the previous sentence unless required by a “determination” as defined in Section 1313(a) of the Code or otherwise determined by the U.S. Internal Revenue Service.

5.6.           Indemnity.  Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of a Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by such Borrower of a prepayment of Eurocurrency Loans or Competitive Advance Loans on a day which is not the last day of an Interest Period or the maturity date, as the case may be, with respect thereto.  Such loss or reasonable expense shall be equal to the sum of (a) such Lender’s actual costs and expenses incurred (other than any lost profits) in connection with, or by reason of, any of the foregoing events and (b) an amount equal to the excess, if any, as reasonably determined by such Lender of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or continued (assumed to be the Eurocurrency Rate applicable thereto) for the period from and including the date for such payment, prepayment, conversion or continuation to but excluding the last day of the Interest Period for such Loan over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or continued for such period or Interest Period, as the case maybe.  A certificate of any Lender setting forth any amount or amounts, including calculations in reasonable detail, that such Lender is entitled to receive pursuant to this subsection 5.6 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.7.           Change of Lending Office.  (a)  Each Lender agrees that upon the occurrence of any event giving rise to the operation of subsection 5.4 or 5.5, it will use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or designate a different lending office for Extensions of Credit affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding or minimizing the consequences of such event; provided, that such filing, designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and, provided, further, that nothing in this subsection 5.7 shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to subsection 5.4 or 5.5.

(b)           In the event that any Lender shall have delivered a notice or certificate pursuant to subsection 5.4 or 5.5, or if any Lender shall default in its obligations to fund any Loans hereunder, then the Company shall have the right, but not the obligation, at its expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in subsection 12.6), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in subsection 12.6) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not violate any Requirement of Law, (ii) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the outstanding principal amount of the Loans made by such Lender hereunder and (iii) each Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder to such Borrower and all other amounts accrued for such Lender’s account or owed to it hereunder (including any amount that would be payable to such Lender pursuant to subsection 5.6 if such assignment were, instead, a prepayment).

5.8.           Company Controls on Exposure; Calculation of Exposure; Prepayment if Exposure Exceeds Commitments.  i)  The Company will monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit and Time Drafts, with the object of preventing any request for an Extension of Credit that would result in (i) the aggregate amount of the Exposure being in excess of the Commitments, (ii) the aggregate amount of the Original Tranche Exposure being in excess of the Original Tranche Commitments or (iii) the aggregate amount of the Extended Tranche Exposure being in excess of the Extended Tranche Commitments, and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, (x) the aggregate amount of the Exposure does exceed the Commitments, (y) the aggregate amount of Original Tranche Exposure does exceed the Original Tranche Commitments or (z) the aggregate amount of the Extended Tranche Exposure does exceed the Extended Tranche Commitments.  In the event that at any time the Company determines that the aggregate amount of the Exposure, the Original Tranche Exposure or the Extended Tranche Exposure, as the case may be, exceeds the aggregate amount of the Commitments, the Original Tranche Commitments or the Extended Tranche Commitments, respectively, by more than 5%, each Borrower will, as soon as practicable but in any event within five (5) Business Days of making such determination, make such repayments or prepayments of Loans made to such Borrower as shall be necessary to cause the aggregate amount of the Exposure, the Original Tranche Exposure or the Extended Tranche Exposure, as the case may be, to no longer exceed the Commitments, the Original Tranche Commitments or the Extended Tranche Commitments, respectively.

(b)           The Administrative Agent will calculate the aggregate amount of the Exposure, the Original Tranche Exposure and the Extended Tranche Exposure (including the aggregate amount of L/C Obligations) from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from Lenders in respect of outstanding Competitive Advance Loans and from Issuing Banks in respect of outstanding Letters of Credit (including, with respect to such Issuing Banks, the conversion ratios in respect of the non-Dollar denominated Letters of Credit provided to the Administrative Agent by such Issuing Banks on the fifteenth day and the end of each month (or on the Business Day next succeeding such days)).  Upon making each such calculation, the Administrative Agent will inform the Company of the results thereof and, upon the request of any Lender, inform such Lender of the results thereof.

(c)           In the event that on any date the Administrative Agent calculates that the aggregate amount of the Exposure, the Original Tranche Exposure or the Extended Tranche Exposure, as the case may be, exceeds the aggregate amount of the Commitments, the Original Tranche Commitments or the Extended Tranche Commitments, respectively, by more than 5%, the Administrative Agent will give notice to such effect to the Company.  Within five Business Days after receipt of any such notice, each Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, make such repayments or prepayments of Loans made to such Borrower as shall be necessary to cause the aggregate amount of the Exposure, the Original Tranche Exposure or the Extended Tranche Exposure, as the case may be, to no longer exceed the Commitments, the Original Tranche Commitments or the Extended Tranche Commitments, respectively.

(d)           Any prepayment required to be made pursuant to this subsection 5.8 shall be accompanied by payment of amounts payable, if any, pursuant to subsection 5.6 in respect of the amount so prepaid.

5.9.           Tax Confirmation.  (a)  Upon written request of the Additional Borrower, and additionally as provided in paragraph (f) below, the Lenders shall, as soon as reasonably practicable, issue confirmations (each a “Tax Confirmation”), but not more than once a year unless the Company demonstrates to the satisfaction of the Administrative Agent that more than one Tax Confirmation is required in a particular year, in order to enable the Additional Borrower to provide sufficient proof to the German tax authorities about absence of any back-to-back financing within the meaning of Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

(b)           The Additional Borrower will forward to the Lenders such information which may be reasonably required by the Lenders (based on the then applicable practice of the German tax authorities) to enable the Lenders to issue the Tax Confirmation.

(c)           The Tax Confirmations shall not contain any statements that the Lenders are not permitted to issue by law, administrative rule or regulation of the jurisdiction the relevant Lender or any of its affiliates is subject to.

(d)           The Borrowers confirm to each Lender and to the Administrative Agent that the Tax Confirmations will be issued by the Lenders exclusively at the request of the Additional Borrower and solely for providing proof to the German tax authorities of the absence of any back-to-back-financing with respect to the Loan Documents and that neither the Lenders nor the Administrative Agent are responsible for examining the Borrowers’ tax position or for achieving any certain tax treatment of the Borrowers. Furthermore, each Borrower confirms to each Lender and to the Administrative Agent that a Tax Confirmation is not given for the Borrowers to rely on, but only for delivery to the competent tax authorities and that, therefore, no Borrower shall raise any claims against a Lender or the Administrative Agent based on, or in connection with, a (correct or incorrect) Tax Confirmation. No Lender will be, and the Administrative Agent will not be, liable for any loss, expense or any other cost whatsoever incurred or suffered by a Borrower as a consequence of any Tax Confirmation made by a Lender (or by the Administrative Agent on behalf of a Lender); provided, that the Borrowers shall have no obligation hereunder with respect to any loss, expense or other cost arising from the gross negligence or willful misconduct of a Lender (or by the Administrative Agent on behalf of a Lender).

(e)           The Lenders agree to issue the Tax Confirmations in each case substantially in the form attached hereto as Exhibit J (Form of Tax Confirmation).  Any costs and expenses reasonably incurred by any Lender in connection with the provision of the Tax Confirmations will be borne by the Additional Borrower.

(f)           The Lenders will issue an amended form of Tax Confirmation to be reasonably agreed upon in the event that the tax laws (or the official interpretation of them by the German tax administration) applicable as of the Restatement Effective Date are amended. Each Lender is permitted to issue an adjusted Tax Confirmation at any time, and, in particular, in respect of any amendment to the Loan Documents.

(g)           Each of the Company and the Additional Borrower will hold harmless the Lenders or any of them from any claims raised against them by third parties only on the grounds of having issued a Tax Confirmation; provided, that the Borrowers shall have no obligation hereunder with respect to liabilities arising from the gross negligence or willful misconduct of a Lender (or by the Administrative Agent on behalf of a Lender).

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the Loans and to issue and/or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:

6.1.           Financial Condition.  The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2008 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG LLP and set forth in the Company’s annual report for the year ended June 30, 2008, as filed with the SEC on Form 10-K, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and their consolidated results of operations and cash flows for such fiscal year.  The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2008 and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date, and their consolidated results of operations and cash flows for the six-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer of the Company, as the case may be, and as disclosed therein).

6.2.           No Change.  Since December 31, 2008, there has been no development or event which has had or is reasonably expected to have a Material Adverse Effect.

6.3.           Corporate Existence; Compliance with Law.  Each of the Company and its Subsidiaries (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization, except to the extent, with respect to a Subsidiary, where any failure to maintain existence or good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that any failure to so qualify would not reasonably expected to have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law except to the extent that any failure to so comply is not reasonably expected to have a Material Adverse Effect.

6.4.           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or organizational power, as applicable, and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder and has taken all necessary corporate or organizational action, as applicable, to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which a Loan Party is a party, except for any failure to obtain any such consent or authorization or make any such filing in connection with the borrowings hereunder that would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a valid and binding obligation of each Loan Party that is a party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5.           No Legal Bar.  The execution, delivery and performance of the Loan Documents to which a Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries except where any such violation would not reasonably expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any Lien (except for Liens created under the Loan Documents) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

6.6.           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which is reasonably expected to have a Material Adverse Effect.

6.7.           No Default.  Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

6.8.           Ownership of Real Property; Liens.  Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material real property, except for minor defects in title and other Liens that do not interfere in any material respect with such Person’s ability to conduct its business as presently conducted.  All such material real properties are free and clear of all Liens, other than Liens permitted by subsection 9.3.

6.9.           Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes required for the conduct of its business as currently conducted except for any such failures to own or license which would not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”).  No claim has been asserted against the Company or any Subsidiary and is pending by any Person challenging the use by the Company or any Subsidiary of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except, in each case, for any claims that would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, the use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

6.10.         Taxes.  Each of the Company and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all material foreign income, excise and other tax returns which, to the knowledge of the Company, are required to be filed by the Company or any such Subsidiary and has paid or made for the provision of payment of all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by the Company or its Subsidiaries and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be) except, in each case, (a) taxes that are being contested in good faith and for which adequate reserves have been provided and (b) other taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed in respect of any material amount of unpaid taxes in respect of which, to the knowledge of the Company, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect.

6.11.         Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect.  If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of said Regulation U and any applicable forms required from time to time thereunder.

6.12.         ERISA.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) neither a Reportable Event which would reasonably be expected to result in the termination of a Plan nor a failure of any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made on the date of any Extension of Credit with respect to any Plan; (ii) each Plan and Multiemployer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (iii) no termination of a Plan has occurred, and no Lien (other than Liens permitted under subsection 9.3) on assets of the Company or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period; and (iv) the present value of all accrued benefits under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made on the date of any Extension of Credit, exceed the fair market value of the assets of such Plan allocable to such accrued benefits.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; (ii) neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if (a) the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made or (b) any such Multiemployer Plan is in Reorganization or Insolvent or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).  The present value (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) of the liability of the Company and each Commonly Controlled Entity for accrued post-retirement benefits to be provided to their current and former employees under welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the fair market value of the assets under all such plans allocable to such benefits by an amount in excess of $25,000,000.

6.13.         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness under the Loan Documents.

6.14.         Subsidiaries.  As of the date of this Agreement, Schedule 6.14 lists all the Subsidiaries of the Company as of the Restatement Effective Date.

6.15.         Purpose of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used by the Company and its Subsidiaries for general corporate purposes including, without limitation, working capital, letters of credit, repayment, prepayment or purchase of long-term Indebtedness, Investments and Restricted Payments.

6.16.         Accuracy and Completeness of Information.  All written certificates, documents and written statements heretofore furnished by the Company to the Lenders for use in connection with this Agreement, and all such information hereafter furnished by the Company to any Lender for use in connection with this Agreement, will not, at the time delivered, taken as a whole with all other certificates, documents and written statements furnished substantially contemporaneously therewith, contain any untrue statement of a material fact or omit to state a material fact known to the Company and necessary in order to make the statements made or to be made, in the light of the circumstances under which they were or will be made, not misleading.

6.17.         Environmental Matters.  Except to the extent that any of the following are not reasonably expected to have a Material Adverse Effect:

(a)           The facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not to the knowledge of the Company after due inquiry contain and, to the knowledge of the Company during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) are reasonably expected to give rise to liability on the part of the Company or any of its Subsidiaries under, any applicable Environmental Law.

(b)           The Properties and all operations at the Properties are in compliance, and during the five-year period prior to the date on which this representation is made or deemed made on the date of any Extension of Credit have been in compliance, with all applicable Environmental Laws; and there is no (i) contamination by Materials of Environmental Concern at, under or about the Properties, or (ii) violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries on such Properties (the “Business”), which could interfere with the continued operation of the Properties or impair the fair saleable value thereof.

(c)           Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding or compliance or non-compliance with any applicable Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not to the knowledge of the Company after due inquiry been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of the Company or any of its Subsidiaries under, any applicable Environmental Law, nor have any Materials of Environmental Concern to the knowledge of the Company after due inquiry been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of the Company or its Subsidiaries under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            There has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws.

6.18.         Compliance with Convertible Notes Indenture.  On the Restatement Effective Date, the Company is in compliance with the provisions of the Convertible Notes Indenture, including, without limitation, Section 4.08 thereof and any other limitation on the incurrence of Indebtedness under the Convertible Notes Documents.

6.19.         Solvency.  Immediately after the consummation of the transactions to occur on the Restatement Effective Date, including the making of each Loan to be made on the Restatement Effective Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

6.20.        Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will, to the extent required therein, create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest under the New York UCC in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, to the extent that such security interest can be perfected under the New York UCC, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by subsection 9.3.

(b)           Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted by subsection 9.3.

(c)           Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this subsection, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted by subsection 9.3 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Restatement Effective Date).

(d)           Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this subsection, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will, to the extent required therein, be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, which security interest will, to the extent required therein, constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by subsection 9.3.

SECTION 7

CONDITIONS PRECEDENT

7.1.           Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction, on or prior to March 31, 2009, of the following conditions precedent:

(a)           Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Majority Lenders, the Company and the Additional Borrower.

(b)           Evidence of Authority.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Loan Parties, the Loan Documents or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i)            the executed legal opinion of Wachtell, Lipton, Rosen & Katz, special New York counsel to the Loan Parties, substantially in the form of Exhibit H-l hereto;

(ii)           the executed legal opinion of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Loan Parties, substantially in the form of Exhibit H-2 hereto.

(iii)           the executed legal opinion of the general counsel of the Company, substantially in the form of Exhibit H-3 hereto; and

(iv)           the executed legal opinions of Jones Day, Hengeler Mueller and McMillan LLP, substantially in the forms of Exhibits H-4-i through iii hereto.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d)           Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company, dated as of the Restatement Effective Date, stating that, on a pro forma basis assuming the Borrowers had incurred Extensions of Credit equal to the aggregate Commitments on the Restatement Effective Date, the Company would be in compliance with the provisions of the Convertible Notes Documents, including, without limitation, Section 4.08 thereof and any other limitation on the incurrence of Indebtedness under the Convertible Notes Indenture.

(e)           The Collateral and Guarantee Requirement shall be satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Restatement Effective Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(f)            The aggregate Exposure shall not exceed the aggregate Commitments, the aggregate Exposure attributable to Loans made to Domestic Loan Parties and to L/C Obligations shall not exceed $180,000,000, and the aggregate Commitments of Lenders that have not elected to become Extended Tranche Lenders pursuant to subsection 1.4 shall not exceed $0.

7.2.           Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrowers in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date).

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)           At any time when the Convertible Notes Indenture shall not have been amended to eliminate Section 4.08 thereof or to modify such Section 4.08 to permit the incurrence of Indebtedness (as defined therein) under this Agreement in an amount of up to $320,000,000, and additional Indebtedness (as so defined) of the types and at least in the amounts permitted to be incurred under subsection 9.2, regardless of whether the ratio test in such Section 4.08 shall be met, the Administrative Agent shall have received a certificate of a senior financial officer of the Company demonstrating that the Company will be in compliance with such Section 4.08 on a pro forma basis after giving effect to such Extension of Credit and the application of the proceeds thereof.

Each request by a Borrower for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrowers as of the date on which such Extension of Credit is to be made that the conditions contained in paragraphs (a) and (b) of this subsection have been satisfied.

SECTION 8

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing by a Borrower to any Lender or the Administrative Agent hereunder the Company shall and (except in the case of delivery of financial information, certifications, reports and notices) shall cause each of its Subsidiaries to:

8.1.           Financial Statements.  Furnish to each Lender:

(a)           within ten (10) Business Days of the availability thereof, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception with respect to such audited consolidated financial statements, by KPMG LLP or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the Company’s audited consolidated financial statements and not any report with respect to the effectiveness of the Company’s internal controls over financial reporting);

(b)           within ten (10) Business Days of the availability thereof, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2009, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for such quarter and for the portion of the Company’s fiscal year ended at such quarter, setting forth in each case in comparative form the figures for the corresponding previous quarter and the corresponding portion of the Company’s previous fiscal year, certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c)           all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); and

(d)           promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders generally, and promptly after the same are filed, copies of all financial statements and periodic reports which the Company may make to, or file with, the U.S. Securities and Exchange Commission (the “SEC”);

provided, that any documents required to be delivered pursuant to subsection 8.1(a), (b) or subsection 8.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the internet at the following website address: www.harman.com; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party or SEC website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent such Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents.

8.2.           Certificates; Other Information.  Furnish to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in subsection 8.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating whether to its knowledge there exists on the date of such certificate any Default or Event of Default, and, if any such Default or Event of Default exists, specifying such Default or Event of Default in such certificate;

(b)           concurrently with the delivery of the financial statements referred to in subsections 8.1(a) and (b), a certificate of a Responsible Officer of the Company stating that, to the best of such Officer’s knowledge, whether any Default or Event of Default exists on the date of such certificate and, if any such Default or Event of Default exists, specifying such Default or Event of Default in such certificate;

(c)           within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, and within 90 days after the end of each fiscal year of the Company, a certificate of the chief financial officer of the Company showing in reasonable detail the computations required to calculate the financial covenants set forth in subsection 9.1; and

(d)           promptly, such additional available information regarding the business or financial condition of the Company or any of its Subsidiaries (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as any Lender may from time to time reasonably request.

8.3.           Payment of Obligations.  Pay, discharge or otherwise satisfy (or renew or extend) at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or (b) to the extent that any such failure to so pay, discharge or satisfy would not be reasonably expected to have a Material Adverse Effect.

8.4.           Conduct of Business and Maintenance of Existence.  (a)  Continue to engage in business of the same general type as now conducted by it and other businesses and activities related or incidental thereto and (b) preserve, renew and keep in full force and effect its corporate or other organizational existence and (c) take all reasonable action required to maintain all rights, privileges and franchises required in the conduct of its business, except (x) in the case of clause (b) above, as otherwise permitted pursuant to subsection 9.4 and subsection 9.5 and (y) in the case of clause (c) above, as otherwise permitted pursuant to subsection 9.5 and to the extent any other failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that any failure to comply therewith would not be reasonably expected to have a Material Adverse Effect.

8.5.           Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted) except for any failures to so maintain such property that would not have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all such property on an “all risk” basis in a manner reasonably comparable to other similarly situated companies; and furnish to each Lender, upon written request, certificates as to the insurance carried.

8.6.           Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lenders to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Company and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; provided that all such inspections shall be coordinated by the Lenders with the Administrative Agent, and by the Administrative Agent with the Company, in order to minimize disruption of the Company’s or any of its Subsidiaries’ business.

8.7.           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default upon any Responsible Officer obtaining knowledge thereof;

(b)           any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in any case under (A) clause (i) would reasonably be expected to have a Material Adverse Effect and (B) in respect of clause (ii) above in which there is a reasonable expectation of a determination adverse to the Company or such Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding against the Company or any of its Subsidiaries (other than as described under clause (b) above) in which there is a reasonable expectation of a determination adverse to the Company or such Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(d)           any of the following events, as soon as possible, and in any event within 30 days after the Company knows thereof:  (i) the occurrence (or, with respect to any Reportable Event for which advance notice to the PBGC is required under ERISA, expected occurrence) of any Reportable Event with respect to any Plan or Multiemployer Plan, a failure of the Company or a Commonly Controlled Entity to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien (other than Liens permitted under subsection 9.3) on the assets of the Company or any Commonly Controlled Entity in favor of the PBGC or a Plan or Multiemployer Plan or any withdrawal of the Company or a Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or the determination that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (ii) the institution of proceedings or the notice of the intention to institute proceedings by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan, if in the case of any such event under clause (i) and clause (ii) above such event would have a Material Adverse Effect; and

(e)           any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

8.8.           Environmental Laws.  (a)  Comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required to be obtained and maintained by the Company or its Subsidiaries by applicable Environmental Laws, except to the extent that any failure to so obtain, comply or maintain would not be reasonably expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by the Company or its Subsidiaries under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities applicable to the Company or its Subsidiaries regarding Environmental Laws except to the extent that (i) the same are being contested in good faith by appropriate proceedings and could not be reasonably expected to have a Material Adverse Effect or (ii) any failure to conduct, complete or comply would not be reasonably expected to have a Material Adverse Effect.

8.9.           Additional Borrower.  In the case of the Company, at all times while the Additional Borrower is a borrower hereunder, ensure that the Additional Borrower is a Wholly Owned Subsidiary of the Company.

8.10.         Information Regarding Collateral.  The Company will furnish to the Administrative Agent prompt written notice of any change (i) in the legal name of any Loan Party, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation) or (iii) in the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  No later than 10 Business Days after any change referred to in the preceding sentence, the Company shall confirm to the Administrative Agent that all filings have been made under the Uniform Commercial Code (or that the Company has provided to the Administrative Agent all information required or reasonably requested by the Administrative Agent in order for it to make such filings), and all other actions have been taken, that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Lien on any of the Collateral.

8.11.        Collateral and Guarantee Requirement; Further Assurances.  (a)  The Borrower, the Additional Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)           Within 30 days (or such longer period as may be agreed by the Administrative Agent) following the first date after the Restatement Effective Date on which the Convertible Notes Indenture shall have been amended to eliminate Section 4.08 thereof or to modify such Section 4.08 to permit (or otherwise permits) the incurrence of Indebtedness (as defined therein) under this Agreement in an amount at least equal to the aggregate Commitments, the Company shall cause Harman Becker Automotive Systems GmbH to satisfy the Collateral and Guarantee Requirement as a Designated Foreign Subsidiary.

8.12.        Appraisals and Field Examinations.  At the request of the Administrative Agent, the Loan Parties shall, in each case at the sole expense of the Loan Parties, (a) provide the Administrative Agent with appraisals or updates thereof of their material real property, inventory, equipment and other fixed assets from one or more appraisers reasonably selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations, provided that, except during the continuance of an Event of Default, no Loan Party shall be the subject of an appraisal more than once per fiscal year, and (b) permit the Administrative Agent to conduct, or to engage a third party to conduct, field examinations of the Collateral and related reporting and control systems, provided that, except during the continuance of an Event of Default, such field examinations shall occur no more than once per fiscal year.

8.13.        Financial Consultant.  At any time after 45 days after the date of this Agreement, upon the request of the Administrative Agent in its sole discretion, the Company shall promptly retain, at the sole expense of the Loan Parties, a financial consulting firm reasonably satisfactory to the Administrative Agent on terms and conditions reasonably satisfactory to the Administrative Agent to (i) review the business operations, financial condition, financial projections and financial statements of the Company and its Subsidiaries and such other matters as the Administrative Agent may reasonably request, (ii) prepare a written report for delivery to the Lenders in respect thereof, which report shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) be available to advise on actions to be taken in response to recommendations included in such report.  The Company shall use commercially reasonable efforts to cause such financial consulting firm to deliver its report to the Lenders within 60 days following the date of its engagement.

8.14.        Depository Banks.  At all times after the date 30 days (or such longer period as the Administrative Agent may agree) following the Restatement Effective Date, all deposit accounts (other than Excluded Deposit Accounts) maintained by the Company or any Subsidiary will be maintained with one or more of the Extended Tranche Lenders, provided that if any deposit accounts (other than Excluded Deposit Accounts) are maintained with a bank that ceases to be an Extended Tranche Lender, the Company shall have 30 days (or such longer period as the Administrative Agent may agree) from the date such bank ceases to be an Extended Tranche Lender to replace such deposit accounts with deposit accounts maintained with an Extended Tranche Lender.

SECTION 9

NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Company shall not, directly or indirectly:

9.1.           Financial Condition Covenants.

(a)           Minimum Consolidated EBITDA.  Permit Consolidated EBITDA for any period of four consecutive fiscal quarters of the Company ending on or after June 30, 2010, to be less than the amount set forth below opposite such period:

Period	Minimum Consolidated EBITDA
Four-quarter period ending June 30, 2010	$100,000,000
Four-quarter period ending September 30, 2010	$125,000,000
Four-quarter period ending December 31, 2010	$150,000,000
Four-quarter period ending March 31, 2011	$175,000,000
Four-quarter period ending June 30, 2011	$200,000,000
Four-quarter period ending September 30, 2011	$225,000,000
Four-quarter period ending December 31, 2011	$250,000,000

(b)           Minimum Liquidity.  (i) Permit, at any time during any fiscal quarter of the Company, the Liquidity Amount as of such time to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter	Minimum Liquidity Amount
Fiscal quarter ending March 31, 2009	$250,000,000
Fiscal quarter ending June 30, 2009	$150,000,000
Fiscal quarter ending September 30, 2009 and each fiscal quarter thereafter	$100,000,000

(ii) Notwithstanding the foregoing, (x) for the fiscal quarter of the Company ending June 30, 2009, so long as the Liquidity Amount is at all times at least equal to $125,000,000 during such fiscal quarter, and (y) for any fiscal quarter of the Company ending on or after September 30, 2009, so long as the Liquidity Amount is at all times at least equal to $75,000,000, no Event of Default shall arise under this Agreement as a result of the failure of the Company to satisfy the requirements of clause (i) with respect to such fiscal quarter unless such failure shall continue for ten Business Days.

(c)           Minimum Current Assets Coverage Ratio.  Permit, as of the last day of any fiscal quarter of the Company, the ratio of (i) Consolidated Current Assets as of such date to (ii) Secured Funded Debt outstanding as of such date to be equal to or less than 1:00 to 1:00.

9.2.           Limitation on Indebtedness.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:

(a)           Indebtedness created under the Loan Documents;

(b)           Indebtedness of the Company or any Subsidiary to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any other Person, (B) any such Indebtedness owing by any Loan Party shall be subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement or other Collateral Document and (D) any such Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with subsection 9.7;

(c)           Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 9.2 and any extension, renewal, refinancing, refunding, replacement or restructuring of any such Indebtedness from time to time (in whole or in part), provided that the outstanding principal amount of any such Indebtedness may not be increased, except to the extent such increase is incurred under subsection 9.2(s) to the extent permitted thereunder;

(d)           Indebtedness of any Person which becomes a Subsidiary after the Initial Closing Date, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after such Person becomes a Subsidiary no Event of Default shall have occurred and be continuing; and any extension, renewal, refinancing, refunding, replacement or restructuring of any such Indebtedness from time to time (in whole or in part), provided that the outstanding principal amount of any such Indebtedness may not be increased, except to the extent such increase is incurred under subsection 9.2(s) to the extent permitted thereunder;

(e)           Indebtedness secured by any Lien permitted by subsection 9.3(g) and any extension, renewal, refinancing, refunding, replacement or restructuring of any such Indebtedness from time to time (in whole or in part), provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $15,000,000 at any time outstanding;

(f)            Guarantee Obligations (other than Guarantee Obligations in respect of the Convertible Notes) arising in respect of guarantees of any Indebtedness permitted under this subsection 9.2 and incurred in compliance with subsection 9.7;

(g)           Indebtedness constituting Investments permitted under subsection 9.7;

(h)           Indebtedness arising in respect of transactions constituting Sale and Lease-Back Transactions permitted under subsection 9.9, provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $10,000,000 at any time outstanding;

(i)            Subordinated Debt, provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $75,000,000 at any time outstanding;

(j)            Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds or similar obligations issued, existing or incurred in the ordinary course of business;

(k)           Indebtedness owed to any officers or employees of the Company or any Subsidiary incurred in connection with any Permitted Business Acquisition, provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(l)            Indebtedness secured by a Lien on any asset or property at the time of acquisition of such asset or property by the Company or any Subsidiary pursuant to a transaction not prohibited by this Agreement, and any extension, renewal, refinancing, refunding, restructuring or replacement thereof, provided that (i) such Indebtedness (other than any extension, renewal, refinancing, refunding, restructuring or replacement thereof) existed at the time the asset or property was so acquired and was not created in contemplation of the acquisition thereof and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $10,000,000 at any time outstanding;

(m)           Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Company or any Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under subsection 10(h) of this Agreement;

(n)           Indebtedness incurred or arising from or as a result of agreements providing for indemnification, deferred payment obligations, purchase price adjustments, earn-out payments or similar obligations;

(o)           Indebtedness arising from or in connection with accounts payable (for the deferred purchase price of property or services) in the ordinary course of business greater than 90 days past the invoice or billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been established by the Company or any Subsidiary in conformity with GAAP;

(p)           (i) Indebtedness of the Company in respect of the Convertible Notes in an aggregate principal amount not to exceed $400,000,000, (ii) Guarantee Obligations of Domestic Subsidiaries incurred after the Restatement Effective Date in respect of the Indebtedness permitted under clause (p)(i), provided that no such Guarantee Obligations shall be permitted to be incurred unless (x) the Convertible Notes Indenture shall have been amended to eliminate Section 4.08 thereof or to modify such Section 4.08 to permit the incurrence of Indebtedness (as defined therein) under this Agreement in an amount of up to $320,000,000 and additional Indebtedness (as so defined) of the types and at least in the amounts permitted to be incurred under this subsection 9.2, regardless of whether the ratio test in such Section 4.08 is met, (y) the Domestic Subsidiaries incurring such Guarantee Obligations are Loan Parties and (z) any agreement evidencing or governing such Guarantee Obligations shall provide for the automatic release of the Guarantee Obligations thereunder of any Domestic Subsidiary upon the Disposition of such Domestic Subsidiary in connection with the enforcement or exercise of any rights or remedies of the Secured Parties and (iii) any Indebtedness of the Company and any Guarantee Obligations of any Domestic Subsidiary that is a Loan Party incurred to refinance the Indebtedness described under clause (p)(i) or (p)(ii), or Indebtedness and Guarantee Obligations previously incurred under this clause (p)(iii), so long as (A) the principal amount of the refinancing Indebtedness is not greater than the Indebtedness being refinanced, together with any premium paid, and accrued interest and reasonable fees in connection therewith thereon and reasonable costs and expenses incurred in connection therewith, (B) none of the refinancing Indebtedness has a scheduled maturity prior to, or weighted average life to maturity shorter than, that of the Indebtedness being refinanced, (C) any agreement evidencing or governing such refinancing Indebtedness and Guarantee Obligations shall provide for the automatic release of any Guarantee Obligations thereunder of any Domestic Subsidiary upon the Disposition of such Domestic Subsidiary in connection with the enforcement or exercise of any rights or remedies of the Secured Parties, (D) the material terms (other than as to interest rate that is not required to be cash pay prior to the date that is 180 days after the Extended Tranche Termination Date) of the refinancing Indebtedness and related Guarantee Obligations, taken as a whole, are at least as favorable to the Company and the Subsidiaries, taken as a whole, and the Lenders as those under the Indebtedness and Guarantee Obligations being refinanced and (E) any agreement evidencing or governing such refinancing Indebtedness and Guarantee Obligations shall (x) permit the incurrence of Indebtedness by the Company and its Subsidiaries under the Loan Documents in an aggregate principal amount of at least $320,000,000 and additional Indebtedness of the types and at least in the amounts permitted to be incurred under this subsection 9.2, regardless of whether any ratio test is met, and (y) not restrict the granting of Liens by the Company or any Subsidiary to secure the Secured Obligations;

(q)           Indebtedness under Hedging Agreements permitted by subsection 9.14;

(r)            Indebtedness of Foreign Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, provided that such Indebtedness may not by guaranteed by or otherwise have recourse to any Loan Party; and

(s)           any other Indebtedness (not otherwise permitted under this Agreement), provided that the aggregate principal amount of Indebtedness permitted by this clause (s) shall not exceed $15,000,000 at any time outstanding.

9.3.           Limitation on Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or other charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b)           Liens of carriers, shippers, suppliers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(c)           Liens arising in connection with workers’ compensation, unemployment insurance, pension plans or systems or other types of social security or other governmental requirements, Liens securing liability to insurance carriers under insurance or self-insurance arrangements and Liens arising under ERISA to secure contingent liabilities not prohibited under this Agreement;

(d)           Liens securing the payment or performance of bids, tenders, trade contracts (other than for borrowed money), leases, regulatory and statutory obligations, indemnification obligations, surety bonds, tender performance bonds, completion bonds, return-of-money bonds and other obligations of a like nature (including Liens to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions, servitudes, encroachments, covenants, reservations, permits, zoning and building ordinances, municipal and local regulations, easement agreements, and similar charges, licenses, concessions, restrictions, conditions or encumbrances on, over or in respect of any property and other similar encumbrances and defects in title which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the properties subject thereto or materially interfere with the conduct of the business of the Company or such Subsidiary;

(f)             Liens in existence on the Restatement Effective Date and any extension, renewal, refinancing, restructuring or replacement from time to time of any such Lien, provided that (i) no such Lien may be extended to cover any additional property, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder, and (ii) that the principal amount of Indebtedness secured thereby is not increased after the Restatement Effective Date (except to the extent any such increase is otherwise permitted under this Agreement);

(g)           Liens securing Indebtedness permitted by subsection 9.2(e), or other obligations of the Company or any Subsidiaries, incurred to finance the acquisition, construction, development, improvement or leasing of fixed or capital assets or other property, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction, development, improvement or leasing of such fixed or capital assets, (ii) such Liens are not extended at any time to encumber any property other than the property financed by such Indebtedness or other obligations (and the proceeds thereof and contract rights, subleases and other rights related thereto), except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder, and (iii) the aggregate principal amount of Indebtedness and other obligations secured thereby does not exceed $15,000,000 at any time outstanding (except to the extent any such increase is otherwise permitted under this Agreement);

(h)           Liens consisting of (i) landlord’s Liens under leases to which the Company or any of its Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (ii) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company or any of its Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or any such Subsidiary, (iii) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning laws and ordinances and municipal regulations;

(i)             Liens in favor of customs and revenue authorities arising by operation of law and arising from or in connection with the payment of customs duties in connection with the importation of goods;

(j)             Liens on the property or assets of, or on the Capital Stock in, any Person which becomes a Subsidiary after the Initial Closing Date securing Indebtedness permitted by subsection 9.2(d) in existence at the time such Person became a Subsidiary, provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not extended to cover any property or assets of such Person after the time such Person becomes a Subsidiary, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder, and (iii) the principal amount of Indebtedness secured thereby is not increased (except to the extent any such increase is otherwise permitted under this Agreement);

(k)           Liens on the property or assets of any Person existing at the time such Person is merged or consolidated with or into, the Company or any Subsidiary or at the time of a sale of the properties and assets of such Person as an entirety or substantially as an entirety to the Company or any Subsidiary, and Liens on any property or assets first acquired by the Company or any Subsidiary after the Initial Closing Date, provided that (i) no such Lien shall be extended to cover any property other than the property initially subject thereto and improvements thereto, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder, and (ii) the principal amount of Indebtedness secured by any such Lien is then permitted by this Agreement;

(l)            Liens on goods and inventory acquired by the Company or any Subsidiary in the ordinary course of business securing the payment to the seller of such goods or inventory of the purchase price therefor, provided, that such Liens are not extended to encumber any goods and inventory other than goods and inventory to which such purchase price relates, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder;

(m)          Liens arising in connection with letters of credit issued for the account of the Company or a Subsidiary securing the indemnification or reimbursement obligations in respect of such letters of credit, provided, that such Liens are not extended to encumber any property other than the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder;

(n)           Liens on intellectual property acquired by the Company or a Subsidiary (such as software) securing the obligation of the Company or such Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens are not extended to encumber any intellectual property other than the intellectual property to which such payments relate, except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder;

(o)           Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal or other bonds posted in connection with court proceedings or judgments, awards or settlements that do not constitute an Event of Default under subsection 10(h) of this Agreement;

(p)           Liens arising under or with respect to banker’s liens, rights of set-off or similar rights with respect to deposit accounts and securities accounts;

(q)           Liens constituting rights of first refusal, options or other contractual rights to sell, assign or otherwise Dispose of any assets or property, or any interest therein;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or any of its Subsidiaries;

(s)           Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the paragraphs of this subsection 9.3;

(t)            any extension, renewal, refinancing, restructuring or replacement (or successive extensions, renewals, refinancings, restructurings or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (d), (f), (g), (h), (j), (k), (l), (m) and (n), inclusive; provided that (i) no such extension, renewal, refinancing, restructuring or replacement shall result in an increase in the liabilities secured thereby (except to the extent such increase would otherwise be permitted under this Agreement) and (ii) such extension, renewal, refinancing, restructuring or replacement Lien shall not be extended to cover any property other than the same property that secured the Lien so extended, renewed, refinanced, restructured or replaced (plus additions, accessions, replacements and improvements to such property), except to the extent such extended Lien is incurred pursuant to subsection 9.3(x) to the extent permitted thereunder;

(u)           Liens created under the Loan Documents;

(v)           Liens on assets of the Company and Domestic Subsidiaries securing Indebtedness permitted under subsection 9.2(p), provided that no such Liens shall be permitted to be incurred unless (x) the Convertible Notes Indenture shall have been amended to eliminate Section 4.08 thereof or to modify such Section 4.08 to permit the incurrence of Indebtedness (as defined therein) under this Agreement in an amount of up to $320,000,000 and additional Indebtedness (as so defined) of the types and at least in the amounts permitted to be incurred under subsection 9.2, regardless of whether the ratio test in such Section 4.08 is met, (y) such Liens do not extend to assets that are not subject to Liens securing the Secured Obligations and (z) such Liens are subordinated on a second priority basis to the Liens securing the Secured Obligations pursuant to an intercreditor agreement approved by the Majority Extended Tranche Lenders;

(w)           Liens on assets of Foreign Subsidiaries that are not Loan Parties securing Indebtedness permitted under subsection 9.2(r); and

(x)            any other Liens (not otherwise permitted under this Agreement) which secure obligations not exceeding, in the aggregate $10,000,000 at any time outstanding.

9.4.           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property as an entirety, business or assets, or permit any Subsidiary to do any of the foregoing, except:

(a)           any direct or indirect Subsidiary of the Company (other than the Additional Borrower) may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation);

(b)           any direct or indirect Subsidiary of the Company may be merged with or into any one or more Subsidiaries of the Company (provided that (i) if any party to such merger is a Subsidiary Loan Party, one or more Subsidiary Loan Parties shall be the continuing or surviving Person or Persons (as applicable), (ii) if the merger involves a Wholly Owned Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person and (iii) if the merger involves the Additional Borrower, the Additional Borrower shall be the continuing or surviving Person);

(c)           any Subsidiary (other than the Additional Borrower) may sell, lease, transfer or otherwise dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary (provided that a Subsidiary Loan Party may only sell, lease, transfer or otherwise dispose of any, all or substantially all of its assets to a Loan Party);

(d)           the Company and any Subsidiary may consummate (i) any transactions permitted by subsection 9.5 and (ii) any transactions permitted by subsection 9.7; and

(e)           any Subsidiary may wind-up, liquidate or dissolve so long as (i) the total value of the assets of such Subsidiary are less than $2,000,000 and (ii) no Default or Event of Default shall then exist.

9.5.           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of (each a “Disposition”), or permit any Subsidiary to make a Disposition of, any of its respective property, business or assets (including, without limitation, receivables and leasehold interests but excluding Capital Stock of the Company), whether now owned or hereafter acquired, or permit any Subsidiary to issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           Dispositions of assets and property that are (i) obsolete, worn, damaged, uneconomic or otherwise deemed by the Company or any Subsidiary to no longer be necessary or useful in the operation of the Company’s or such Subsidiary’s current or anticipated business or (ii) replaced by other assets or property of similar suitability and value;

(b)           Dispositions of cash and Cash Equivalents;

(c)           Dispositions of goods and inventory in the ordinary course of business;

(d)           Dispositions of accounts receivable (i) in the ordinary course of business in connection with the compromise or collection thereof, (ii) deemed doubtful or uncollectible in the reasonable discretion of the Company or any Subsidiary, (iii) obtained by the Company or any Subsidiary in the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business, or (iv) granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction;

(e)           any other Disposition (not otherwise permitted under this Agreement) of any assets or property, provided that all Dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration;

(f)            Dispositions, and issuances or sales of shares of Capital Stock of any Subsidiary, to the Company or any Subsidiary, provided that any such Dispositions or issuances or sales of shares of Capital Stock involving a Subsidiary that is not a Loan Party shall be made in compliance with subsections 9.7 and 9.8;

(g)           [Reserved];

(h)           licenses and sublicenses by the Company and the Subsidiaries of intellectual property in the ordinary course of business;

(i)             [Reserved];

(j)             Dispositions arising as a result of (i) the granting or incurrence of Liens permitted under subsection 9.3, (ii) transactions permitted under subsection 9.4, (iii) transactions constituting Investments permitted under subsection 9.7, or (iv) transactions constituting the declaration and making of Restricted Payments permitted under subsection 9.6 of this Agreement;

(k)            Dispositions constituting terminations or expirations of leases, licenses and other agreements in the ordinary course of business; and

(l)             Dispositions arising from or in connection with any Sale and Lease-Back Transactions permitted under subsection 9.9 that is consummated substantially contemporaneously with any such Disposition by the Person acquiring such assets or property.

9.6.           Limitation on Restricted Payments.  Declare or pay any dividend, or permit any Subsidiary to declare or pay any dividend, (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company (or in stock options or warrants convertible into Capital Stock (other than Disqualified Stock) of the Company)) on, or make, or permit any Subsidiary to make, any payment as consideration for the purchase, redemption, defeasance, retirement or other acquisition for value of, any shares of any class of Capital Stock of the Company or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make, or permit any Subsidiary to make, any other distribution in respect of any such Capital Stock, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), provided that, notwithstanding the foregoing, (a) any Subsidiary may make Restricted Payments on a pro rata basis to the holders of its Capital Stock (or on terms more favorable to the Company or any other Loan Party or, if neither the Company nor any other Loan Party is a shareholder of such Subsidiary, on terms more favorable to any other Subsidiary) and (b) the Company may declare and pay cash dividends not exceeding $5,000,000 in the aggregate.

9.7.           Limitation on Investments.  Make any advance (other than demand deposits), loan, extension of credit or capital contribution to, or incur any Guarantee Obligations in respect of obligations of, or purchase for value any Capital Stock, bonds, notes, debentures or other securities of, any Person (collectively, “Investments”), or permit any Subsidiary to do any of the foregoing, except:

(a)           Investments constituting advances and extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Investments existing on the Restatement Effective Date and described on Schedule 9.7 and any renewals, refinancings or restructurings thereof, provided that the original amount of any such Investment is not increased (except to the extent any such increase would be permitted under another provision of this subsection 9.7);

(d)           Permitted Business Acquisitions;

(e)            Investments constituting loans, advances and other extensions of credit to directors, officers and employees of the Company or any of its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Company and its Subsidiaries not to exceed $1,000,000 at any one time outstanding;

(f)             Investments by (i) the Company or any Subsidiary in the Company or any other Loan Party, (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, and (iii) any Loan Party in any Subsidiary that is not a Loan Party, provided that Investments made pursuant to this clause (iii) shall be in cash and the aggregate amount thereof shall be not exceed the Permitted Investment Amount at any time outstanding;

(g)           Investments made as a result of the receipt of non-cash consideration (including Indebtedness) received in connection with any Disposition permitted under subsection 9.5;

(h)           Investments arising from the repurchase or redemption of Capital Stock or Indebtedness or the conversion of Indebtedness to Capital Stock in any transaction or manner not otherwise prohibited under this Agreement;

(i)             Investments made with respect to any Plan;

(j)             Investments (i) arising from or in connection with transactions by the Company or any Subsidiary with customers, suppliers, vendors or other account debtors in the ordinary course of business, including endorsements of negotiable instruments and debt obligations and (ii) made or received in connection with the bankruptcy, reorganization or liquidation of, or the settlement of delinquent obligations or disputes with, any customers, suppliers, vendors or other account debtors;

(k)            Investments in joint ventures entered into in the ordinary course of business (including Investments by the Company or any Subsidiary in any joint venture or similar arrangement with Navis Co., Ltd.);

(l)             Investments arising as a result of Guarantee Obligations created under the Loan Documents and Guarantee Obligations permitted by subsection 9.2 (other than subsection 9.2(b), (f) or (g)); and

(m)           Any other Investments by the Company or any Subsidiary in any other Person in an amount not to exceed $5,000,000 at any time outstanding.

9.8.           Limitation on Transactions with Affiliates.  Enter into, or permit any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service (other than any transaction (i) otherwise permitted under this Agreement, (ii) solely involving Loan Parties, (iii) solely involving Subsidiaries that are not Loan Parties and (iv) among the Company and its Subsidiaries entered into in the ordinary course of business), with any Affiliate, unless such transaction is (a) in the ordinary course of the Company’s or such Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

9.9.           Limitation on Sales and Leasebacks.  Enter into, or permit any Subsidiary to enter into, any arrangement with any Person (other than the Company or another Subsidiary) providing for the leasing by the Company or such Subsidiary of real or personal property which is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a “Sale and Lease-Back Transaction”), except for (i) Sale and Lease-Back Transactions having an aggregate Value not exceeding $10,00,000 for all such Sale and Lease-Back Transactions, or (ii) Sale and Lease-Back Transactions between the Loan Parties or between Subsidiaries that are not Loan Parties.

9.10.        Limitation on Changes in Fiscal Year.  Permit the fiscal year of the Company to end on a day other than June 30.

9.11.        Limitation on Material Guarantee Obligations in respect of Indebtedness of Subsidiaries.  Create, incur or permit to exist, or permit any Subsidiary to create, incur or permit to exist, any material Guarantee Obligation in respect of any Indebtedness of any Subsidiary, except to the extent any such material Guarantee Obligation would not violate subsection 9.2 or subsection 9.7.

9.12.        Limitation on Amendment of Material Documents.  Amend, modify or waive, or permit any Subsidiary to amend, modify or waive, any provision of (a) any Convertible Notes Document or (b) any agreement or instrument governing or evidencing any other Material Indebtedness, in each case in any manner that shortens the maturity or weighted average life to maturity of such Indebtedness or imposes additional covenant restrictions on the Borrower or any Subsidiary that could otherwise reasonably be expected to be adverse in any material respect to the Borrower, any Subsidiary or the Lenders; provided, that the foregoing shall not prohibit amendments, modifications or waivers in respect of any Convertible Notes Document to give effect to the provisions set forth in subsections 9.2(p) and 9.3(v).

9.13.        Limitation on Prepayments of Indebtedness.  Make or agree to pay or make, or permit any Subsidiary to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Convertible Notes or any other Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of the Convertible Notes or any other Material Indebtedness, except:

(a)           regularly scheduled interest and principal payments as and when due in respect of such Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(b)           refinancings of Indebtedness to the extent permitted by subsection 9.2;

(c)           payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder; and

(d)           payments of or in respect of Indebtedness made solely with Capital Stock (other than Disqualified Stock) of the Company (or stock options or warrants convertible into Capital Stock (other than Disqualified Stock) of the Company).

9.14.        Hedging Agreements.  Enter into, or permit any Subsidiary to enter in, any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than in respect of Capital Stock or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

9.15.        Limitation on Acquisition of Certain Collateral.  Form or otherwise acquire any Subsidiary, or purchase or otherwise acquire any Capital Stock, indebtedness, bonds, notes, debentures or other securities of, any Person, or permit any Loan Party to do any of the foregoing, in each case that would, but for the last sentence of the definition of the term “Collateral and Guarantee Requirement”, require the creation of any security interest or the provision of any guarantee pursuant to the Collateral and Guarantee Requirement that would violate Section 4.08 of the Convertible Notes Indenture.

9.16.        Maximum Capital Expenditures.  ii) Allow the aggregate amount of Capital Expenditures made by the Company and the Subsidiaries in any period of four consecutive fiscal quarters of the Company to be more than the amount set forth below opposite such period:

Period	Amount
Four-quarter period ending March 31, 2009	$125,000,000
Four-quarter period ending June 30, 2009 and each four-quarter period thereafter	$95,000,000

(b)           The amount of Capital Expenditures set forth in subsection 9.16(a) in respect of any period of four consecutive fiscal quarters of the Company shall be increased (but not decreased) by (i) 50% of the amount of unused Capital Expenditures for the immediately preceding period of four consecutive fiscal quarters less (ii) the amount of unused Capital Expenditures carried forward to such immediately preceding period of four consecutive fiscal quarters pursuant to this paragraph; provided that notwithstanding the foregoing, the amount of Capital Expenditures permitted in respect of any period of four consecutive fiscal quarters of the Company shall in no event exceed $125,000,000.

SECTION 10

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           A Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or a Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Company shall default in the observance or performance of any agreement contained in subsection 8.7(a), 8.9, 8.11(b) or 8.14 or Section 9; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection), and such default shall continue unremedied for a period of 30 days after receipt of written notice from the Administrative Agent thereof; or

(e)            (i)  The Company or any of its Subsidiaries shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any period of grace); or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(f)            (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Borrower shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Borrower shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) The occurrence of any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or Multiemployer Plan with respect to which the Company or any Commonly Controlled Entity is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 3(14) of ERISA) or could otherwise reasonably be expected to be liable, (ii) any failure of a Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, or any Lien (other than any Lien permitted under subsection 9.3) in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) the Company or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or the determination that such plan is in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA); and in each case in clauses (i) through (v) above, the occurrence of any such event or condition, together with all other such events or conditions existing at the time of such occurrence, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)           One or more final judgments or decrees of a court shall be entered against the Company or any of its Subsidiaries for the payment of money in an aggregate amount (to the extent not adequately covered by insurance) of the Dollar Equivalent Amount of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i)            Any Change of Control shall occur;

(j)             Any Guarantee Obligation purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except (i) as permitted under the Loan Documents or (ii) pursuant to the terms of the Loan Documents; or

(k)            Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (i) as permitted under, or pursuant to the terms of, the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement.

then, and in any such event, subject to the provisions of subsection 2.12, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this subsection with respect to a Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable by the applicable Borrower as provided herein, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to each Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to each Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable by the applicable Borrower as provided herein forthwith, whereupon the same shall immediately become due and payable by the applicable Borrower as provided herein.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 11

THE ADMINISTRATIVE AGENT AND THE ARRANGER

11.1.         Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

11.2.         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, advisors (of the type contemplated by any Loan Document to be engaged by the Administrative Agent) or attorneys-in-fact appointed as such by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The exculpatory provisions of this Section 11 shall apply to any such agent, advisor and attorney-in-fact of the Administrative Agent.

11.3.         Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors (of the type contemplated by any Loan Document to be engaged by the Administrative Agent), attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document with the consent of or at the request of the Majority Lenders or in the absence of its or such Person’s gross negligence or willful misconduct or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers.

11.4.         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with the written request of the Majority Lenders (to the extent that the Majority Lenders make any such request in accordance with the Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5.           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6.         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

11.7.         Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Arranger in their capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

11.8.        Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9.         Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Company.  The Majority Lenders shall, within ten (10) days after receipt of any such notice of resignation, in consultation with the Company, appoint from among the Lenders a successor agent for the Lenders, which successor agent shall, unless an Event of Default shall then be continuing, be subject to approval by the Company (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to and become vested with all of the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon the date of such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent under the Loan Documents shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable by the Borrowers to the retiring Administrative Agent unless otherwise agreed between the Borrowers and such successor.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

11.10.       The Arranger.  The Arranger, in such capacity, shall have no duties or responsibilities, and shall incur no obligations or liabilities, under this Agreement or the other Loan Documents.

SECTION 12

MISCELLANEOUS

12.1.         Amendments and Waivers Generally; Amendments to Schedule.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Majority Lenders and the Borrowers may, or, with the written consent of the Majority Lenders, the Administrative Agent and the Borrowers may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for any purpose or (ii) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) reduce the principal amount or extend the final scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any waiver of applicability of any increase in interest rates during the continuance of an Event of Default (which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitments, in each case without the consent of each Lender directly affected thereby (except for adjustments from time to time in accordance with this Agreement), (B) amend, modify or waive the voting rights of any Lender under this subsection without the written consent of such Lender, (C) reduce the percentage specified in the definition of Majority Lenders (or in any provision providing for a vote by any Class of Lenders) without the written consent of all the Lenders (or all Lenders of such Class, as the case may be), (D) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all the Lenders, (E) change any provision of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders with Commitments, Company Obligations or Additional Borrower Obligations of any Class differently than those with Commitments, Company Obligations or Additional Borrower Obligations of any other Class, without the written consent of Lenders holding a majority in interest of the Commitments and outstanding Loans of the adversely affected Class, or (F) amend, modify or waive any provision of Section 11 without the written consent of the then Administrative Agent.  Notwithstanding any of the foregoing, (i) the portions of the Fee Letter pertaining solely to any fees payable by the Borrowers to the Administrative Agent may be amended, modified, supplemented or waived in a written instrument signed only by the Borrowers and the Administrative Agent; (ii) only the consent of the applicable Lender shall be required to reduce the principal amount of, or the rate of interest on, any Competitive Advance Loan of such Lender, or any fees or other amounts payable with respect thereto or change the maturity date or repayment schedule thereof; (iii) no Lender in default of its obligations under this Agreement shall have any right to approve or disapprove of any amendment, modification, waiver or consent hereunder, except that the Commitment of such defaulting Lender may not be increased or extended without the consent of such defaulting Lender; (iv) the terms and provisions of any Letter of Credit and any Time Draft may be amended, modified, supplemented or waived in a written instrument signed only by the Issuing Bank that issued such Letter of Credit or Time Draft (as applicable) and the Company (except to the extent provided in subsection 4.1(a)(proviso) and 4.1(b)(ii)); (v) the percentages contained in the definitions of “Company Percentage” and “Additional Borrower Percentage” may be amended in accordance with the definitions thereof without any consent of the Administrative Agent or any Lender so long as at all times the percentages in both such definitions shall equal 100% in the aggregate; and (vi) any amendment, modification, waiver or consent of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or such other Loan Document of one Class of Commitments and Loans (but not all Classes of Commitments and Loans) may be effected by a written instrument signed only by the Borrowers and the requisite percentage in interest of the affected Lenders under the applicable Class.

(b)           Schedules II and IV may be amended as follows:

(i)             Schedule II will be amended to change administrative information contained therein (other than any interest rate definition, Funding Time, Payment Time or notice time contained therein), upon execution and delivery by the Company and the Administrative Agent of a Schedule Amendment providing for such amendment.

(ii)            Schedule II will be amended to amend or modify any Funding Time, Payment Time or notice time contained therein, upon execution and delivery by the Company, the Majority Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.

(iii)           Schedule II will be amended to change any interest rate definition contained therein or to add additional Available Foreign Currencies (and related interest rate definitions and administrative information), upon execution and delivery by the Company, all the Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.

(iv)           Schedule IV will be amended to designate other Lenders as additional Issuing Banks, and add administrative information with respect thereto, upon execution and delivery by the Company, the Administrative Agent and such additional Issuing Bank of a Schedule Amendment providing for such amendment.

(v)            Schedule IV will be amended to change administrative information with respect to Issuing Banks, upon execution and delivery by the Company, the Administrative Agent and such Issuing Bank, as the case may be, of a Schedule Amendment providing for such amendment.

(c)           Any waiver and any amendment, supplement or modification obtained or made in accordance with subsection 12.1(a) or (b) shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Issuing Banks, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrowers, the Lenders, the Issuing Banks, and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(d)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without any notice to or consent of any Lender unless expressly required by subsection 12.1) to take any action reasonably requested by the Borrowers to the extent necessary to permit the consummation of any transaction permitted by the Loan Documents or that has been consented to in accordance with subsection 12.1.

(e)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event all the Lenders shall have elected pursuant to subsection 1.4 to become Extended Tranche Lenders, the Administrative Agent and the Company may, during the period of 60 days following the Restatement Effective Date, upon notice to the Lenders (but without the consent of any Lender or other Person), amend and restate this Agreement and the other Loan Documents (i) to  eliminate provisions relating solely to Original Tranche Commitments and Original Tranche Loans, (ii) to eliminate terminology distinguishing the Extended Tranche Commitments and Extended Tranche Loans from the Original Tranche Commitments and Original Tranche Loans and (c) to make other conforming changes that have no adverse effect on the substantive rights or responsibilities of the Lenders or on the benefits to which they are entitled under the Loan Documents.  A draft of any amendment and restatement of  this Agreement or any other Loan Document shall be distributed to the Lenders not fewer than five Business Days prior to its execution by the Administrative Agent and the Company.

12.1A.     Amendments Relating to the Collateral and Guarantee Requirement and Intercreditor Agreement.  (a)  Notwithstanding the provisions of subsection 12.1, no amendment, waiver or consent of this Agreement or of any other Loan Document shall (a) release any Subsidiary Loan Party from its obligations under the Collateral Agreement (except as expressly provided in subsection 12.17 or in accordance with the terms of the Collateral Agreement), without the written consent of all the Extended Tranche Lenders; or (b) release all or substantially all the Collateral from the Liens of the Collateral Documents (except as expressly provided in section 12.17 or in accordance with their respective terms), without the written consent of all the Extended Tranche Lenders.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Extended Tranche Lender irrevocably authorizes the Administrative Agent to execute and deliver, on behalf of itself and the other Secured Parties, any intercreditor agreement approved by the Majority Extended Tranche Lenders that effects the subordination of the Liens permitted by subsection 9.3(v) to the Liens securing the Secured Obligations, and hereby agrees to observe the terms of and be bound by any intercreditor agreement so executed and delivered.

12.2.        Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and in each case shall be deemed to have been duly given or made when received in the case of registered or certified mail, postage prepaid (except that, if not received during normal business hours of the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Harman International
Industries, Incorporated
400 Atlantic Street
15th Floor
Stamford, CT 06901
Attention: Herbert Parker, Chief Financial Officer and Executive Vice President
Fax: 203-328-3953
Attention: Todd Suko, Vice President and General Counsel
Fax: 203-328-3978
The Administrative Agent:	For notices regarding Loans denominated in Dollars:
JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, Floor 07
Chicago, IL 60603-2003
Attention: April Yebd
Fax: 312-385-7096
For notices regarding Loans denominated in Available Foreign Currencies:
J.P. Morgan Europe Limited
125 London Wall
London, England EC2Y 5AJ
Attention: Loan Agency - Maxine O’Hara
Fax: 44-(0)-207-777-2360

provided that any Notice of Borrowing, Notice of Competitive Advance Loan, Notice of Continuation, Notice of Conversion, or any notice pursuant to subsections 2.4, 2.5 or 4.2 shall not be effective until received.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures prescribed or approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Company that it is incapable of receiving such notices under such Section by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

12.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5.        Payment of Expenses and Taxes.  Each Borrower agrees (a) to pay or reimburse the Administrative Agent for such Borrower’s Applicable Percentage of all the Administrative Agent’s reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for such Borrower’s Applicable Percentage of all such Lender’s and the Administrative Agent’s costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent and any advisor (of the type contemplated by any Loan Document to be engaged by the Administrative Agent) retained by the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, such Borrower’s Applicable Percentage of any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to indemnify and hold the Administrative Agent, the Arranger and each Lender, their respective affiliates, and their respective officers, directors, trustees, advisors and controlling persons, (each, an “indemnified person”) harmless from and against such Borrower’s Applicable Percentage of any and all liabilities, obligations, losses, damages, judgments, claims, penalties, costs, expenses or disbursements of any kind or nature whatsoever arising out of (i) claims, actions, suits or proceedings brought by third parties with respect to the execution, delivery, enforcement, performance and administration of this Agreement or the use of the proceeds of the Extensions of Credit or (ii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any violation of or liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrowers shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of such indemnified person or any other indemnified person, or (ii) any claim brought by a Borrower against an Indemnitee for such Indemnitee’s bad faith breach of its obligations under any Loan Document or (iii) legal proceedings commenced against such indemnified person by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

12.6.        Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of clause (c) of this subsection, (ii) by way of participation in accordance with the provisions of clause (b) of this subsection, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 12.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 12.6(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of such obligations, such Lender shall remain the holder of any such Extension of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the other Lenders, the Issuing Banks and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells any such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrowers therefrom, except that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any such amendment, waiver or consent that would (i) reduce the principal of, or interest on (except in connection with any waiver of applicability of any increase in interest rates during the continuance of an Event of Default), the Loans or any fees payable to all of the Lenders hereunder, or postpone the date of the final maturity of the Loans, in each case solely to the extent such amendment, waiver or consent directly affects the Loan or Loans in which the Participant is participating (provided that any waiver of any Default or Event of Default shall not constitute any amendment to the terms of any such participation, and that any increase in any Commitment or in the principal amount of any Loan or any interest thereon shall be permitted without the consent of any Participant if the Participant’s participation in any Loan is not increased as a result thereof).  The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 12.7(a) as fully as if it were a Lender hereunder.  In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation being limited solely to those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation to such Participant; provided that each Participant shall be entitled to the benefits of subsections 5.4, 5.5 and 5.6 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  A Participant shall not be entitled to the benefits of subsection 5.5 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with subsection 5.5 as though it were a Lender.

(c)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Company and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Company and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, the aggregate amount of the Commitment being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the aggregate amount of the Commitment remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment of the applicable Class as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).  Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Company shall not be required for any assignment which occurs at any time when any of the events described in subsection 10(f)(i) or (ii) shall have occurred and be continuing.

(d)           The Administrative Agent shall, on behalf of the Borrowers, maintain at the address of the Administrative Agent referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing by each Borrower to, each Lender, and the applicable Class thereof, from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by each Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Company and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

(f)            Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 12.16, any and all financial information in such Lender’s possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of such Borrower in connection with such Lender’s credit evaluation of such Borrower and its Affiliates prior to becoming a party to this Agreement, provided, that the Lenders shall take such steps as reasonably necessary to ensure that confidential information will be treated in a confidential manner as required by subsection 12.16.

(g)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

12.7.        Adjustments; Set-off.  (a)  Except as otherwise expressly provided herein, and subject to the provisions of subsection 2.12, the provisions of the Collateral Documents and the right of the Secured Parties to receive payments out of proceeds realized from the exercise of remedies in respect of the Collateral, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans to a Borrower or other Company Obligations or Additional Borrower Obligations, as applicable, then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 10(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans to such Borrower or other Company Obligations or Additional Borrower Obligations, as applicable, then due and owing, or interest thereon, such Benefited Lender shall notify the Administrative Agent and purchase (for cash at face value) from the other Lenders a participating interest in such portion of each such other Lender’s Loans to such Borrower or other Company Obligations or Additional Borrower Obligations, as applicable, or shall make such other adjustments as shall be equitable, as shall be necessary to cause such Benefited Lender to share the excess payment ratably by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans to such Borrower and other Company Obligations or Additional Borrower Obligations, as applicable, owing to them; provided, however, that if any such participations are purchased and all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and the provisions of this subsection shall not be construed to apply to (x) any payment made by such Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to such Borrower or other Company Obligations or Additional Borrower Obligations, as applicable, to any Transferee, other than to the applicable Borrower (as to which the provisions of this subsection shall apply).

(b)           Subject to the provisions of subsection 2.12, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without prior notice to a Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims (other than Hedging Agreements entered into by such Borrower and such Lender), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.8.        Judgment.  (a)  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)           The obligation of a Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be), such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

12.9.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.10.       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11.      Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.12.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.13.      Submission to Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in subsection 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

12.14.      Acknowledgements.  Each Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

12.15.      WAIVERS OF JURY TRIAL.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16.       Confidentiality.  (a)  Each of the Administrative Agent, each other Agent, each Issuing Bank and each Lender agrees to keep confidential all information provided to it by the Company or any of its Subsidiaries pursuant to or in connection with this Agreement, other than any information that is available to such Person on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries (collectively, the “Information”); provided that nothing herein shall prevent any Lender from disclosing any such Information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which agrees to be bound by the provisions of this subsection 12.16 or substantially equivalent provision, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors (it being understood that all such Persons to whom disclosure is made shall be informed of the confidential nature of such Information and shall be instructed to and agree to keep such information strictly confidential), (iv) upon the request or demand of any Governmental Authority having jurisdiction over it, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed by the Company, or (vii) in connection with the exercise of any remedy hereunder.

(b)           Notwithstanding anything herein to the contrary, “Information” shall not include, and the Company, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates), and any other party, may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be required to understand such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts

12.17.      Release of Liens and Guarantees.  A Subsidiary Loan Party (other than the Additional Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Subsidiary Loan Party (other than the Additional Borrower) shall be automatically released (i) in accordance with the terms of the Collateral Agreement and (ii) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Majority Extended Tranche Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to a Borrower or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 12.1A, the security interests in such Collateral created by the Collateral Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents and take all such actions that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

12.18.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this subsection shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

12.19.      Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that is required to enable such Lender to identify such Borrower in accordance with the USA Patriot Act.  Each Borrower will provide such information to such Lender at its written request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES,
INCORPORATED

By:	/s/ Todd A. Suko
Name: Todd A. Suko
Title: VP General Counsel & Secretary

HARMAN HOLDING GMBH & CO. KG

By:	/s/ Edwin Summers
Name: Edwin Summers
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Lender

By:	/s/ Jules Panno
Name: Jules Panno
Title: Vice President

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

Bank of Tokyo-Mitsubishi UFJ Trust Company
LENDER

By:	/s/ M. Iarriccio
Name: M. Iarriccio
Title: Vice President

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

Bayerische Hypo
und Vereinsbank AG New York Branch
LENDER

By:	/s/ Ken Hamilton
Name: Ken Hamilton
Title: Director

Bayerische Hypo
und Vereinsbank AG New York Branch
LENDER

By:	/s/ Richard Cordover
Name: Richard Cordover
Title: Director

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

Danske Bank
LENDER

By:	/s/ Dorte Sørensen
Name: Dorte Sørensen
Title: Director

Danske Bank
LENDER

By:	/s/ Christel Heckmann
Name: Christel Heckmann
Title: Director

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

Citibank, N.A.
LENDER

By:	/s/ Paul L. Burroughs Jr.
Name: Paul L. Burroughs Jr.
Title: Director

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

HSBC Bank USA, National Association
LENDER

By:	/s/ Christopher J. Heusler
	Name:	Christopher J. Heusler
	Title:	Managing Director
Regional Head of Multinations, N.A.

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

The Bank of Nova Scotia
LENDER

By:	/s/ Todd S. Meller
Name: Todd S. Meller
Title: Managing Director

MULTI-CURRENCY, MULTI-OPTION CREDIT
AGREEMENT dated as of March 31, 2009

The Governor & Company of the Bank of Ireland
LENDER

By:	/s/ Elaine Crowley
Name: Elaine Crowley
Title: Authorised Signatory

By:	/s/ Mary Gaffney
Name: Mary Gaffney
Title: Authorised Signatory